EXHIBIT 2.1
PURCHASE AND SALE AGREEMENT
BY AND AMONG
WILLIAMS ENERGY SERVICES, LLC
WILLIAMS FIELD SERVICES GROUP, LLC
WILLIAMS FIELD SERVICES COMPANY, LLC
WILLIAMS PARTNERS GP LLC
WILLIAMS PARTNERS L.P.
AND
WILLIAMS PARTNERS OPERATING LLC
APRIL 6, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	7

ARTICLE 2 CONTRIBUTION AND CLOSING		7
2.1	Contribution	7
2.2	Consideration	7
2.3	Closing and Closing Deliveries	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES		9
3.1	Organization	9
3.2	Authority and Approval	10
3.3	No Conflict; Consents	10
3.4	Capitalization; Title to Membership Interests	11
3.5	Financial Statements; Internal Controls; Undisclosed Liabilities	12
3.6	Title to Four Corners Assets	12
3.7	Litigation; Laws and Regulations	13
3.8	No Adverse Changes	13
3.9	Taxes	13
3.10	Environmental Matters	14
3.11	Condition of Assets	14
3.12	Licenses; Permits	15
3.13	Contracts	15
3.14	Employees and Employee Benefits	16
3.15	Transactions with Affiliates	18
3.16	Insurance	18
3.17	Regulation	18
3.18	Brokerage Arrangements	19
3.19	Liabilities Associated with Natural Gas Contracts	19
3.20	Waivers and Disclaimers	19

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		20
4.1	Organization and Existence	20
4.2	Authority and Approval	20
4.3	No Conflict; Consents	21
4.4	Brokerage Arrangements	21
4.5	Litigation	22

ARTICLE 5 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		22
5.1	Operation of Four Corners Assets	22
5.2	Access to Books and Records	24
5.3	Cooperation; Further Assurances	24

ARTICLE 6 CONDITIONS TO CLOSING		25
6.1	Conditions to the Obligation of the Buyer Parties	25

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6.2	Conditions to the Obligation of the Seller Parties	26

ARTICLE 7 TAX MATTERS		27
7.1	Liability for Taxes	27
7.2	Tax Returns	28
7.3	Tax Treatment of Indemnity Payments	29
7.4	Transfer Taxes	29
7.5	Survival	30
7.6	Conflict	30

ARTICLE 8 TERMINATION		30
8.1	Events of Termination	30
8.2	Effect of Termination	31

ARTICLE 9 INDEMNIFICATION UPON CLOSING		31
9.1	Indemnification of the Buyer Parties and Four Corners LLC	31
9.2	Indemnification of the Seller Parties	31
9.3	Tax Indemnification	32
9.4	Survival	32
9.5	Demands	32
9.6	Right to Contest and Defend	33
9.7	Cooperation	34
9.8	Right to Participate	34
9.9	Payment of Damages	34
9.10	Limitations on Indemnification	34
9.11	Sole Remedy	35

ARTICLE 10 MISCELLANEOUS		35
10.1	Expenses	35
10.2	Notices	35
10.3	Governing Law	36
10.4	Public Statements	37
10.5	Entire Agreement; Amendments and Waivers	37
10.6	Conflicting Provisions	37
10.7	Binding Effect and Assignment	37
10.8	Third Party Beneficiary	38
10.9	Severability	38
10.10	Interpretation	38
10.11	Headings and Disclosure Schedules	38
10.12	Multiple Counterparts	38
10.13	Action by Buyer Parties	39

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (the “Agreement”) is made and entered into as of April 6, 2006, by and among Williams Energy Services, LLC, a Delaware limited liability company (“WES”), Williams Field Services Group, LLC, a Delaware limited liability company (“WFS Group”), Williams Field Services Company, LLC, a Delaware limited liability company (“WFS Company”), Williams Partners GP LLC (the “General Partner,” and with WES, WFS Group and WFS Company, the “Seller Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company,” and with the Partnership, the “Buyer Parties”).
WITNESSETH:
WHEREAS, WFS Company owns all of the Four Corners Assets (as defined herein);
WHEREAS, WFS Company recently formed Williams Four Corners LLC, a Delaware limited liability company (“Four Corners LLC”), and owns all of the limited liability company membership interests (the “Membership Interests”) therein;
WHEREAS, on or prior to the Closing Date (as defined herein), WFS Company will contribute the Four Corners Assets to Four Corners LLC pursuant to the Asset Contribution Agreement (as defined herein);
WHEREAS, the Seller Parties desire to transfer and convey a 25.1% limited liability company membership interest in Four Corners LLC (the “Subject Interest”) to the Partnership pursuant to the terms of this Agreement and the Interest Contribution Agreement (as defined herein), and the Partnership desires to acquire all of such interest in accordance with the terms of such agreements;
WHEREAS, following the completion of the contribution of the Subject Interest to the Partnership pursuant to the terms of this Agreement and the Interest Contribution Agreement, the Operating Company will hold a 25.1% limited liability company membership interest in Four Corners LLC and WFS Company will hold a 74.9% limited liability company membership interest in Four Corners LLC.
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions.
The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Additional General Partner Units” shall have the meaning ascribed to such term in Section 2.2.
“Additional GP Interest” means the dollar amount equal to 2/98ths of the gross proceeds (before underwriting discounts and commission, placement fees or other expenses) raised by the Partnership in the Equity Financing Transaction.
“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person.
“Aggregate Consideration” shall have the meaning ascribed to such term in Section 2.2.
“Agreement” has the meaning ascribed to such term in the preamble.
“Ancillary Documents” means the Seller Ancillary Documents and the Buyer Ancillary Documents.
“Applicable Law” has the meaning ascribed to such term in Section 3.3.
“Asset Contribution Agreement” shall have the meaning ascribed to such term in Section 6.1.
“Associated Employees” has the meaning ascribed to such term in Section 3.14.
“Buyer Ancillary Documents” means each agreement, document or certificate to be delivered by the Buyer Parties at Closing pursuant to Section 2.3(c), including the Interest Contribution Agreement and the New LLC Agreement.
“Buyer Material Adverse Effect” means a material adverse effect on or change in the ability of any Buyer Party to perform its obligations under this Agreement or the Buyer Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Buyer Ancillary Agreements.
“Buyer Financing Transactions” means one or more of the following: (i) the underwritten public offering by the Partnership of Common Units and (ii) the public or private offering by the Partnership or the Operating Company of debt securities.
“Buyer Indemnified Parties” shall have the meaning ascribed to such term in Section 9.1.
“Buyer Parties” has the meaning ascribed to such term in the preamble.
“Buyer Parties Closing Certificate” shall have the meaning ascribed to such term in Section 6.2.
“Cash Consideration” shall have the meaning ascribed to such term in Section 2.2.
“Ceiling Amount” shall have the meaning ascribed to such term in Section 9.10.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
“Common Units” means the common units representing limited partner interests in the Partnership.
“Conflicts Committee” means the conflicts committee of the board of directors of the General Partner.
“control,” and its derivatives, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.
“Closing” shall have the meaning ascribed to such term in Section 2.1.
“Closing Date” shall have the meaning ascribed to such term in Section 2.3.
“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.
“Deductible Amount” shall have the meaning ascribed to such term in Section 9.10.
“Delaware LLC Act” means the Delaware Limited Liability Company Act.
“Effective Time” shall have the meaning ascribed to such term in Section 2.3.
“Environmental Laws” means, without limitation, the following laws, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and (xii) all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to the environment.
“Equity Financing Transaction” means the transactions described in clause (i) of the definition of Buyer Financing Transaction.
“ERISA” has the meaning ascribed to such term in Section 3.14.

“Existing LLC Agreement” means the Operating Agreement, dated February 1, 2006, of Four Corners LLC.
“Financial Statements” has the meaning ascribed to such term in Section 3.5.
“Four Corners Assets” means the assets owned and operated by WFS Company in what is commonly referred to as the “four corners” area of Colorado and New Mexico, including (i) the Ignacio, Kutz and Lybrook processing plants, (ii) the Milagro and Esperanza treating facilities and (iii) approximately 3,500 miles of associated gathering systems that will be contributed by WFS Company to Four Corners LLC pursuant to the Asset Contribution Agreement prior to or at Closing, in each case, as more specifically described on Schedule 2.1 of the Asset Contribution Agreement.
“Four Corners Business” means the business conducted using the Four Corners Assets.
“Four Corners LLC” has the meaning ascribed to such term in the recitals.
“Four Corners Material Adverse Effect” means a material adverse effect on or change in (i) the business, assets, liabilities, properties, financial condition or results of operations of Four Corners LLC or the Four Corners Assets or that materially adversely affects the Four Corners Business, other than any effect or change (x) in the natural gas gathering and processing industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable law) or (y) in United States or global economic conditions or financial markets in general, provided that in the case of clauses (x) and (y) the impact on any Seller Party is not materially disproportionate to the impact on similarly situated parties, or (ii) the ability of any Seller Parties to perform its obligations under the Agreement or the Seller Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Seller Ancillary Agreements.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” has the meaning ascribed to such term in the preamble.
“General Partner Units” shall have the meaning ascribed to such term in the Partnership Agreement.
“Governmental Authority” means any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality.
“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.
“Indemnity Claim” shall have the meaning ascribed to such term in Section 9.5.
“Interest Contribution Agreement” shall have the meaning ascribed to such term in Section 2.1.
“Knowledge,” as used in this Agreement with respect to a party, means the actual knowledge of that party’s designated personnel after reasonable inquiry. The designated personnel for Seller Parties are Alan Armstrong, Don Chappel, Mac Hummel and Robert Cronk. The designated personnel for Buying Parties are Alan Armstrong, Mary Jane Bittick and Craig Rainey.
“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.
“Material Contract” has the meaning ascribed to such term in Section 3.13.
“Membership Interests” has the meaning ascribed to such term in the recitals.
“New LLC Agreement” shall have the meaning ascribed to such term in Section 2.3.
“Notice” shall have the meaning ascribed to such term in Section 10.2.
“Operating Company” has the meaning ascribed to such term in the preamble.
“Parties” means the Buyer Parties and the Seller Parties.
“Partnership” has the meaning ascribed to such term in the preamble.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership.
“Permitted Liens” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the Four Corners Assets subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of the Four Corners Assets, taken as a whole, (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Four Corners Business.

“Permits” shall have the meaning ascribed to such term in Section 3.11.
“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.
“Plans” has the meaning ascribed to such term in Section 3.14.
“Seller Aggregated Group” has the meaning ascribed to such term in Section 3.14.
“Seller Ancillary Documents” means (i) each agreement, document or certificate to be delivered by the Seller Parties at Closing pursuant to Section 2.3(b), including the Interest Contribution Agreement and the New LLC Agreement, and (ii) the Asset Contribution Agreement.
“Seller Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2.
“Seller Parties” has the meaning ascribed to such term in the preamble.
“Seller Parties Closing Certificate” shall have the meaning ascribed to such term in Section 6.1.
“Subject Interest” has the meaning ascribed to such term in the recitals.
“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.
“Tax Items” shall have the meaning ascribed to such term in Section 7.2.
“Tax Losses” shall have the meaning ascribed to such term in Section 7.1.
“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Transfer Taxes” shall have the meaning ascribed to such term in Section 7.4.
“WES” has the meaning ascribed to such term in the preamble.
“WFS Company” has the meaning ascribed to such term in the preamble.
“WFS Group” has the meaning ascribed to such term in the preamble.
“Williams” means The Williams Companies, Inc., a Delaware corporation.
“Williams Tax Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code which files a consolidated federal income Tax Return and as to which Williams is the common parent, and, in the case of any combined or unitary Tax Return, the group of corporations filing such Tax Return that includes Four Corners LLC.
     1.2 Construction.
     In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.
ARTICLE 2
CONTRIBUTION AND CLOSING
2.1 Contribution.
At the closing of the transactions contemplated hereby (the “Closing”), the Subject Interest shall be contributed by the Seller Parties to the Buyer Parties, as more specifically set forth in that certain Interest Contribution Agreement to be entered into by and among the Parties at the Closing (the “Interest Contribution Agreement”) in substantially the form attached as Exhibit A hereto.
2.2 Consideration.
(a)	The aggregate consideration of $360.0 million (the “Aggregate Consideration”) shall consist of: (i) an amount in cash (the “Cash Consideration”) equal to the product of the Aggregate Consideration minus the amount of the Additional GP

Interest and (ii) (A) the increase in the capital account of the General Partner by an amount equal to the Additional GP Interest and (B) a number of General Partner Units equal to 2/98ths of the number of Common Units issued by the Partnership in the Equity Financing Transaction (the “Additional General Partner Units”).

(b)	The Cash Consideration shall be paid by the Partnership at the Closing by wire or interbank transfer of immediately available funds to the account(s) specified by the Seller Parties in, or pursuant to, the Interest Contribution Agreement.

(c)	The Additional General Partner Units shall be issued by the Partnership to the General Partner as provided in, or pursuant to, the Interest Contribution Agreement.
2.3 Closing and Closing Deliveries.
(a)	The closing of the contribution of the Subject Interest pursuant to this Agreement and the Interest Contribution Agreement will be held at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 on or before the third business day following satisfaction or waiver of the conditions to closing set forth in Article 5, commencing at 9:00 a.m., Houston, Texas time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing. The Closing shall be deemed to be effective as of 12:01 a.m., Houston, Texas time, on the Closing Date (the “Effective Time”).

(b)	At the Closing, the Seller Parties shall deliver, or cause to be delivered, to the Buyer Parties the following:
(i)	A counterpart of the Interest Contribution Agreement, duly executed by each Seller Party;

(ii)	The Seller Parties’ Closing Certificate (as defined herein), duly executed by, or on behalf, of each of the Seller Parties;

(iii)	A counterpart of the Amended and Restated Limited Liability Company Agreement of Four Corners LLC, substantially in the form of Exhibit B hereto (the “New LLC Agreement”), duly executed by WFS Company;

(iv)	A certificate evidencing the Subject Interest, endorsed in blank, or accompanied by stock powers in blank duly executed by WFS Company;

(v)	A certificate of good standing of recent date of Four Corners LLC; and

(vi)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Buyer Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)	At the Closing, the Buyer Parties shall deliver, or cause to be delivered, to the Seller Parties the following:
(i)	A counterpart of the Interest Contribution Agreement, duly executed by each Buyer Party;

(ii)	The Cash Consideration as provided in Section 2.2(b);

(iii)	The Buyer Parties’ Closing Certificate (as defined herein), duly executed by, or on behalf, of each of the Buyer Parties;

(iv)	A counterpart of the New LLC Agreement, duly executed by the Operating Company;

(v)	The capital account of the General Partner shall be increased by the amount of the Additional GP Interest and the Additional General Partner Units shall be issued by the Partnership to the General Partner; and

(vi)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Seller Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
The Seller Parties hereby represent and warrant to the Buyer Parties as follows:
3.1 Organization.
(a)	Each of WES, WFS Company, WFS Group and the General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	Four Corners LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Four Corners LLC is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Four Corners Material Adverse Effect. Immediately after Closing, Four Corners LLC will be duly licensed or qualified to do business in good standing in the states in which the character of the properties and assets to be owned or held by it immediately after Closing (including the Four Corners Assets), or the nature of the business to be conducted by it immediately after the Closing (including the Four Corners Business), requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Four Corners Material Adverse Effect.
3.2 Authority and Approval.
(a)	Each of the Seller Parties has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Seller Parties have been duly authorized and approved by all requisite limited liability company action of each of the Seller Parties. This Agreement has been duly executed and delivered by each of the Seller Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Seller Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Seller Parties (and in the case of the Asset Contribution Agreement, Four Corners LLC) has full limited liability company power and authority to execute and deliver each Seller Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the Seller Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Seller Parties thereto have been duly authorized and approved by all requisite limited liability company action of each such party. When executed and delivered by each of the parties party thereto, each Seller Ancillary Document will constitute a valid and legally binding obligation of each of the Seller Parties that is a party thereto enforceable against each such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3 No Conflict; Consents.
Except as set forth on Disclosure Schedule 3.3:
(a)	the execution, delivery and performance of this Agreement by each of the Seller Parties does not, and the execution, delivery and performance of each of the Seller

Ancillary Documents by the Seller Parties party thereto (and in the case of the Asset Contribution Agreement, Four Corners LLC) will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents, bylaws or equivalent governing instruments of any Seller Party, Williams or Four Corners LLC, (ii) violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Seller Parties, Williams, Four Corners LLC, the Four Corners Assets or the Four Corners Business (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, (a) any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of the Seller Parties, the General Partner or Four Corners LLC is a party or by which it or any of the Four Corners Assets are bound or (b) any material indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Williams is a party; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Four Corners Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Four Corners Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by any of the Seller Parties, Williams or Four Corners LLC with respect to the Four Corners Assets or the Four Corners Business in connection with the execution, delivery, and performance of this Agreement and the Seller Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Four Corners Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to Closing and are reasonably expected to be obtained in the ordinary course of business following Closing).
3.4 Capitalization; Title to Membership Interests.
(a)	WFS Company owns beneficially and of record all of the Membership Interests free and clear of all Liens. The Membership Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Membership Interests (except the contribution of the Subject Interest contemplated by this Agreement and the Interest Contribution Agreement, as may be contained in the Existing LLC Agreement and restrictions under applicable federal and state securities laws). The Membership Interests have been duly authorized and are validly issued, fully paid (to the extent required under the Existing LLC Agreement) and non-assessable (except as provided under the Delaware LLC Act or the Existing LLC Agreement).

(b)	There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, Four Corners LLC or any of the Seller Parties to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in Four Corners LLC, except the contribution of the Subject Interest as contemplated by this Agreement and the Interest Contribution Agreement and as may be contained in the Existing LLC Agreement.
3.5 Financial Statements; Internal Controls; Undisclosed Liabilities.
(a)	Disclosure Schedule 3.5 sets forth a true and complete copy of the audited balance sheets and statements of income (loss), comprehensive income (loss) and members’ equity, and statements of cash flow as of and for the fiscal years ended December 31, 2003, 2004 and 2005 for the Four Corners Business (the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Four Corners Business as of such dates and the results of operations of the Four Corners Business for such periods. There are no off-balance sheet arrangements that have or are reasonably likely to have a Four Corners Material Adverse Effect.

(b)	There are no liabilities or obligations of Four Corners LLC or the Four Corners Business (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Financial Statements, and (ii) current liabilities incurred in the ordinary course of business since December 31, 2005.
3.6 Title to Four Corners Assets.
Except as set forth on Disclosure Schedule 3.6, WFS Company has good and indefeasible title to the fee owned and leased real property that comprise a portion of the Four Corners Assets and satisfactory title to the pipeline rights-of-way and easements that comprise a portion of the Four Corners Assets, in each case, free and clear of any Liens, except for Permitted Liens. Upon the contribution of the Four Corners Assets to Four Corners LLC pursuant to the Asset Contribution Agreement, Four Corners LLC will have good and indefeasible title to the fee owned and leased real property and the improvements thereon that comprise a portion of the Four Corners Assets and satisfactory title to the pipeline rights-of-way and easements that comprise a portion of the Four Corners Assets, in each case, free and clear of any Liens, except for Permitted Liens.
3.7 Litigation; Laws and Regulations.
Except as set forth on Disclosure Schedule 3.7:
(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Seller Parties’ Knowledge, threatened against or affecting Four Corners LLC, the Four Corners Assets, the Four Corners Business or any of the operations of the Seller Parties related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against or affecting Four Corners LLC, the Four Corners Assets, the Four Corners Business or any of the operations of the Seller Parties related thereto, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Four Corners Material Adverse Effect.

(b)	Four Corners LLC is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Four Corners Material Adverse Effect.
3.8 No Adverse Changes.
Except as set forth on Disclosure Schedule 3.8 or as described in the Financial Statements, since December 31, 2005:
(a)	there has not been a Four Corners Material Adverse Effect;

(b)	the Four Corners Assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c)	there has not been any material damage, destruction or loss to any material portion of the Four Corners Assets, whether or not covered by insurance

(d)	there has been no delay in, or postponement of, the payment of any liabilities related to the Four Corners Assets in excess of $5,000,000;

(e)	none of the items described in clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiv) and (xv) of Section 5.1(b) has occurred; and

(f)	there is no contract, commitment or agreement to do any of the foregoing.
3.9 Taxes.
Except as would not reasonably be expected to have a Four Corners Material Adverse Effect, (a) the Seller Parties and their Affiliates have filed or caused to be filed all Tax

Returns required to be filed by or with respect to Four Corners LLC and the Four Corners Assets on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Four Corners LLC or by the Seller Parties or any of their Affiliates with respect to the Four Corners Assets which are or have become due have been timely paid in full; (c) there are no Liens on the Membership Interests or on any of the Four Corners Assets that arose in connection with any failure (or alleged failure) to pay any Tax on any of the Four Corners Assets, other than Liens for Taxes not yet due and payable; and (d) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Four Corners LLC or the Four Corners Assets.
3.10 Environmental Matters.
Except as set forth in Disclosure Schedule 3.10 or as would not reasonably be expected, individually or in the aggregate, to have a Four Corners Material Adverse Effect: (i) the Four Corners LLC, the Four Corners Assets and the Seller Parties’ operations relating thereto are in compliance with applicable Environmental Laws; (ii) no circumstances exist with respect to Four Corners LLC, the Four Corners Assets and the Seller Parties’ operations relating thereto that give rise to an obligation by any Seller Party, Williams or Four Corners LLC to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (iii) Four Corners LLC, the Four Corners Assets and the Seller Parties’ operations related thereto are not subject to any pending or, to the Knowledge of the Seller Parties, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (iv) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by Four Corners LLC or, with respect to the Four Corners Assets, by any Seller Party under any Environmental Law in connection with Four Corner LLC’s businesses, the Four Corners Assets or the Seller Parties’ operations relating thereto have been duly obtained or filed and are valid and currently in effect; (v) there has been no release of any Hazardous Material into the environment by Four Corners LLC, Four Corners Assets or the Seller Parties’ operations relating thereto, except in compliance with applicable Environmental Law; and (vi) there has been no exposure of any person or property to any Hazardous Material in connection with the operation of the Four Corners Assets or the Seller Parties’ operations relating thereto.
3.11 Condition of Assets.
The Four Corners Assets have been maintained and repaired in the same manner as would a prudent operator of such assets, are adequate for the purposes for which they are currently used. The Four Corners Assets are adequate to conduct the Four Corners Business substantially in accordance with past practice.

3.12 Licenses; Permits.
Except as set forth in Disclosure Schedule 3.12, (a) as of the date of this Agreement, the WFS Company and its Affiliates have all licenses, permits and authorizations (collectively, “Permits”) issued or granted by Governmental Authorities that are necessary for the conduct of the business relating to the Four Corners Assets as now being conducted, (b) all such Permits are validly held by WFS Company or such Affiliate and are in full force and effect, (c) WFS Company or such Affiliate has complied with all terms and conditions of such Permits and (d) such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Seller Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including the contribution of the Four Corners Assets to Four Corners LLC pursuant to the Asset Contribution Agreement, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Four Corners Material Adverse Effect (including such Permits that are not customarily obtained prior to Closing and are reasonably expected to be obtained in the ordinary course of business following Closing). No proceeding is pending or, to the Seller Parties’ Knowledge, threatened with respect to any alleged failure by WFS Company or any of its Affiliates to have any material Permit necessary for the operation of any Four Corners Asset or the conduct of the Four Corners Business or to be in compliance therewith.
3.13 Contracts.
(a)	Disclosure Schedule 3.13 contains a true and complete listing of the following contracts and other agreements to which Four Corners LLC is, or immediately after the Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):
(i)	each natural gas transportation, gathering, treating, processing or other agreement or contract and each natural gas purchase contract that individually involves annual revenues or payments in excess of $5,000,000;

(ii)	any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000,000 per annum;

(iii)	any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $5,000,000;

(iv)	any agreement concerning a partnership or joint venture;

(v)	any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vi)	any agreement that provides a limit on the ability of Four Corners LLC to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vii)	any agreement with any of the Seller Parties or their Affiliates that individually involves annual revenues or payments in excess of $1,000,000;

(viii)	any collective bargaining agreement;

(ix)	any agreement under which the consequences of a default or termination would reasonably be expected to have a Four Corners Material Adverse Effect; or

(x)	any other agreement (or group of related agreements with the same Person) not enumerated in this Section 3.13, the performance of which involves consideration in excess of $5,000,000.
(b)	The Seller Parties have made available to the Buyer Parties a correct and complete copy of each written agreement listed in Disclosure Schedule 3.13.

(c)	With respect to Four Corners LLC or the applicable Seller Party: (A) each Material Contract is legal, valid, binding, enforceable, and in full force and effect; (B) each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement (including, without limitation, the transfer or assignment of such Material Contract to Four Corners LLC); (C) the party to Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Material Contract; and (D) to the Seller Parties’ Knowledge, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under the Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Material Contract.
3.14 Employees and Employee Benefits.
(a)	Four Corners LLC does not employ nor has it employed any employees. None of the employees of the Seller Parties or their Affiliates who provide exclusive or shared services to the Four Corners Assets (collectively, the “Associated Employees”) are covered by a collective bargaining agreement. Except as would not result in any liability to Four Corners LLC, there are no facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class in excess of $250,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the Associated Employees.

(b)	Four Corners LLC does not sponsor, maintain or contribute to, nor does it have any legal or equitable obligation to establish, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”). All Plans in which Associated Employees participate are sponsored or maintained by a Seller Party or an Affiliate.

(c)	Except as would not result in any liability to Four Corners LLC, (i) each Plan in which Associated Employees participate and which is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form and operation, and (ii) each Plan in which Associated Employees participate is and has been maintained in material compliance with its terms and the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code.

(d)	With respect to any Plan that a Seller Party (or any entity treated as a single employer with a Seller Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Seller Aggregated Group”)) has maintained within the last six years or has had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, (ii) neither the Seller Parties nor any member of the Seller Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation which have been timely paid other than any liabilities for which Four Corners LLC has no responsibility or obligation and (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on the Four Corners Assets or that would reasonably be expected to result in a Four Corners Material Adverse Effect. Other than any liabilities for which Four Corners LLC has no responsibility or obligation, neither a Seller Party nor any member of the Seller Aggregated Group contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA in respect of which a Seller Party or any member of the Seller Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) that would reasonably be expected to result in a Four Corners Material Adverse Effect.

(e)	Except as would not result in any liability to Four Corners LLC, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of the Seller Parties or any of their Affiliates.

(f)	All costs and liabilities associated with Associated Employees and any former employees who have provided services with respect to the Four Corners Assets have been allocated in good faith amongst Seller Parties and their Affiliates, WFS Company and Four Corners LLC.
3.15 Transactions with Affiliates.
Except as set forth on Disclosure Schedule 3.15 or as otherwise contemplated in this Agreement, Four Corners LLC is not party to, and immediately after closing will be party to, any agreement, contract or arrangement between Four Corners LLC, on the one hand, and any of its Affiliates, on the other hand, other than those entered into in the ordinary course of business relating to the provision of natural gas gathering, processing, treating or marketing services or for the purchase of power, the purchase or sale of natural gas for fuel or system requirements or the purchase or sale of liquid products, in each case, on commercially reasonable terms.
3.16 Insurance.
The Four Corners Assets are covered by, and after closing Four Corners LLC will own or be a beneficiary under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas processing and gathering industry. All such insurance policies are, and after Closing will continue, in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any Seller Party other than in the ordinary course of business.
3.17 Regulation.
(a)	Four Corners LLC is not, and immediately after the Closing will not be, subject to regulation under the Investment Company Act of 1940; and

(b)	Neither the Selling Parties nor Four Corners LLC has received any communication from any Governmental Authority asserting that Four Corners LLC or the Four Corners Assets are subject to the Natural Gas Act, the Natural Gas Policy Act or the Federal Power Act.

3.18 Brokerage Arrangements.
None of the Seller Parties, Williams or Four Corners LLC has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Buyer Parties or Four Corners LLC to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Interest Contribution Agreement, the Asset Contribution Agreement or the transactions contemplated hereby or thereby.
3.19 Liabilities Associated with Natural Gas Contracts.
There has been no misallocation, calculation error, measurement problem or similar event relating to the performance by Four Corners LLC or its predecessors under any natural gas gathering, processing or treating contract that would give rise to a correcting adjustment under any such contract that would reasonably be expected to result in a liability to Four Corners LLC in excess of $2,500,000.
3.20 Waivers and Disclaimers.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE SELLER ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE SELLER PARTIES IN THIS AGREEMENT, THE SELLER PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE FOUR CORNERS ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE FOUR CORNERS ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE FOUR CORNERS ASSETS, (B) THE INCOME TO BE DERIVED FROM THE FOUR CORNERS ASSETS, (C) THE SUITABILITY OF THE FOUR CORNERS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE FOUR CORNERS ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE FOUR CORNERS ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE SELLER ANCILLARY DOCUMENTS, NEITHER THE SELLER PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE SELLER PARTIES, FOUR CORNERS LLC OR THE FOUR CORNERS ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR

THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.19 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SELLER PARTIES, FOUR CORNERS LLC OR THE FOUR CORNERS ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
Each of the Buyer Parties hereby represents and warrants to the Seller Parties as follows:
4.1 Organization and Existence.
The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Operating Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
4.2 Authority and Approval.
(a)	Each of the Buyer Parties has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Buyer Parties have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each of the Buyer Parties. This Agreement has been duly executed and delivered by each of the Buyer Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Buyer Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Buyer Parties has full corporate or limited liability company power and authority, as applicable, to execute and deliver each Buyer Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the Buyer Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Buyer Parties party thereto have been duly authorized and approved, by all requisite corporate action or limited liability company action, as applicable, of each such party. When executed and delivered by each of the Buyer Parties party thereto, each Buyer Ancillary Document will constitute a valid and legally binding obligation of each of the Buyer Parties that is a party thereto, enforceable against each such Buyer Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3 No Conflict; Consents.
(a)	This Agreement and the execution, delivery and performance hereof by the Buyer Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person (as defined below in this section) under, the terms, conditions or provisions of the charter documents or equivalent governing instruments of any Buyer Party; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Buyer Parties; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of the Buyer Parties is a party or by which either of them is bound or to which any of their property is subject, except in the case of clauses (ii) or (iii), for those items which individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Buyer Parties in connection with the execution, delivery, and performance of this Agreement and the Buyer Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect.
4.4 Brokerage Arrangements.
Neither of the Buyer Parties has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Seller Parties or any of their

Affiliates or Four Corners LLC to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Interest Contribution Agreement, the Asset Contribution Agreement or the transactions contemplated hereby or thereby.
4.5 Litigation.
There is no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Buyer Parties’ Knowledge, threatened that (a) questions or involves the validity or enforceability of any of the Buyer Parties’ obligations under this Agreement or any of the Buyer Ancillary Agreements or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Buyer Parties of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements or (ii) damages in connection with any such consummation.
ARTICLE 5
ADDITIONAL AGREEMENTS,
COVENANTS, RIGHTS AND OBLIGATIONS
5.1 Operation of Four Corners Assets.
(a)	Except as provided in this Agreement or the Seller Ancillary Documents or as consented to by the Buyer Parties, during the period from the date of this Agreement through the Closing Date, the Seller Parties shall:
(i)	conduct their businesses and operations relating to the Four Corners Assets and cause Four Corners LLC to conduct its business and operations in the usual and ordinary course thereof; and

(ii)	use commercially reasonable efforts to preserve, maintain and protect the Four Corners Assets and their businesses and operations related thereto as are now being conducted;
provided, however, the Seller Parties shall not, to the extent commercially unreasonable, be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in the this Section 5.1.

(b)	Except as provided in this Agreement or the Seller Ancillary Documents, as consented to by the Buyer Parties or as set forth in Disclosure Schedule 5.1(b) hereto, during the period from the date of this Agreement through the Closing Date, none of the Seller Parties shall (to the extent such action would adversely affect the Four Corners Assets or the Four Corners Business) nor shall Four Corners LLC:
(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)	enter into any Material Contract, or terminate any Material Contract or amend an Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration in excess of $20,000,000 to the extent such asset, business or equity interest would be owned by Four Corners LLC or constitute a Four Corners Asset;

(vii)	sell, lease or otherwise dispose of any asset included in the Four Corners Assets for consideration in excess of $20,000,000;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any of the Four Corners Assets;

(ix)	file any material lawsuit with respect to the Four Corners Assets or the Four Corners Business;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit with respect to the Four Corners Assets or the Four Corners Business other than immaterial rights and claims in the ordinary course of business;

(xi)	undertake any capital project with respect to the Four Corners Assets or the Four Corners Business in excess of $20,000,000, other than reasonable capital expenditures in connection with any emergency or force majeure events;

(xii)	(A) merge or consolidate with any Person; or (B) make any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under Williams’ cash management system);

(xiii)	enter into any transactions with the Seller Parties or their respective Affiliates, except as contemplated by this Agreement or, in the ordinary course of business, for the provision of natural gas gathering, processing, treating or marketing services or for the purchase of power, the purchase or sale of natural gas for fuel or system requirements or the purchase or the sale of liquid products, in each case, on commercially reasonable terms;

(xiv)	with respect to Four Corners LLC, issue or sell any equity interests, notes, bonds or other securities or incur, assume or guarantee any indebtedness for borrowed money, or any option, warrant or right to acquire same;

(xv)	with respect to Four Corners LLC, make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests;

(xvi)	fail to maintain in full force and effect insurance policies covering Four Corners LLC, the Four Corners Assets and the Four Corners Business in a form and amount consistent with customary industry practice;

(xvii)	acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xviii)	take any action that would reasonably be expected to result in any representation and warranty of the Seller Parties set forth in this Agreement becoming untrue in any material respect;

(xix)	agree, whether in writing or otherwise, to do any of the foregoing.
5.2 Access to Books and Records.
The Seller Parties shall afford the Buyer Parties and their authorized representatives reasonable access during normal business hours to the financial, title, tax, corporate and legal materials and operating data and information relating to Four Corners LLC, the Four Corners Assets and the businesses and operations of the Seller Parties related thereto and shall furnish to the Buyer Parties such other information as they may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Seller Parties or any of their Affiliates or Four Corners LLC is bound or any applicable law or regulation.
5.3 Cooperation; Further Assurances.
(a)	The Seller Parties shall cooperate with the Buyer Parties to assist in identifying all licenses, authorizations or permits necessary to own and operate the Four Corners Assets from and after the Closing Date and, where necessary and permissible, transfer existing licenses, authorizations and permits to Four Corners LLC and, where not permissible, assist Four Corners LLC in obtaining new licenses, authorizations or permits at no cost, fee or liability to Four Corners LLC or the Buyer Parties.

(b)	The Seller Parties and the Buyer Parties shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) to ensure that all of the conditions to the respective obligations of such parties contained in Sections 5.1 and 5.2, respectively, are satisfied timely. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Ancillary Agreements such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under applicable laws and regulations to make effective the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or any Ancillary Agreement.
ARTICLE 6
CONDITIONS TO CLOSING
6.1 Conditions to the Obligation of the Buyer Parties.
The obligations of the Buyer Parties to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Buyer Parties:
(a)	The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Four Corners Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Four Corners Material Adverse Effect. The Seller Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. The Seller Parties shall have delivered to the Buyer Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of each of the Seller Parties, confirming the foregoing matters set forth in this Section 6.1(a) (the “Seller Parties Closing Certificate”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Disclosure Schedule 3.3.
(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith.

(e)	The Four Corners Assets shall have been contributed by WFS Company to Four Corners LLC pursuant to an Asset Contribution Agreement, substantially in the form of Exhibit C hereto (the “Asset Contribution Agreement”).

(f)	The Conflicts Committee shall have received the opinion, in form and substance satisfactory to the Conflicts Commitment, of Duff & Phelps, the financial advisor to the Conflicts Committee, that the transactions contemplated by this Agreement are fair to the Partnership and its public unitholders from a financial point of view.

(g)	The Buyer Financing Transactions have been successfully completed and, in the aggregate, raised net proceeds (after underwriting discounts and commissions, if applicable, but before expenses) to the Buyer Parties of an amount equal to or greater than the amount of the Cash Consideration.

(h)	Since the date of this Agreement, there shall not have occurred a Four Corners Material Adverse Effect.

(i)	The Seller Parties shall have delivered to Buyer Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b).
6.2 Conditions to the Obligation of the Seller Parties.
The obligation of the Seller Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Seller Parties:
(a)	The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Buyer Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect. The Buyer Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. The Buyer Parties shall have delivered to the Seller Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of the Buyer Parties confirming the foregoing matters set forth in this Section 6.2(a) (the “Buyer Parties Closing Certificate”).
(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith.

(e)	Since the date of this Agreement, there shall not have occurred a Buyer Material Adverse Effect.

(f)	The Buyer Parties shall have delivered to Seller Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).
ARTICLE 7
TAX MATTERS
7.1 Liability for Taxes.
(a)	The Seller Parties shall be liable for, and shall indemnify and hold the Buyer Parties, Four Corners LLC and their respective subsidiaries harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by Four Corners LLC or the Four Corners Assets by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, combined or unitary group on or prior to the

Closing Date, (ii) any Tax Losses (other than Tax described in clause (i) above) imposed on or incurred by or with respect to Four Corners LLC or the Four Corners Assets with respect to the period prior to and including the Closing Date, or (iii) attributable to a breach by the Seller Parties of any representation, warranty or covenant with respect to Taxes in this Agreement.
(b)	The Buyer Parties shall be liable for, and shall indemnify and hold the Seller Parties and their Affiliates harmless from, 25.1% of any Tax Losses (i) imposed on or incurred by Four Corners LLC or the Four Corners Assets with respect to the period after the Closing Date or (ii) attributable to a breach by the Buyer Parties of any covenant with respect to Taxes in this Agreement.

(c)	Whenever it is necessary for purposes of this Article 7 to determine the amount of any Taxes imposed on or incurred by Four Corners LLC or the Four Corners Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to Four Corners LLC or the Four Corners Assets and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to Four Corners LLC or the Four Corners Assets shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(d)	If any of the Buyer Parties or their Affiliates receives a refund of any Taxes that any of the Seller Parties is responsible for hereunder, or if the Seller Parties or their Affiliates receives a refund of any Taxes that any of the Buyer Parties is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary steps to claim any such refund.
7.2 Tax Returns.
(a)	The Seller Parties shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Williams Tax Group for all periods ending on or before the Closing Date, all the items of income, gain, loss, deduction and credit (“Tax Items”) with respect to the Four Corners Assets which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.
(b)	With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Four Corners Assets that is not described in Section 7.2(a) above, the Seller Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(c)	With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Four Corners Assets, the Seller Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to the Buyer Parties, shall file timely such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return.

(d)	Any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the assets or operations of Four Corners LLC or the Four Corners Assets shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.
7.3 Tax Treatment of Indemnity Payments.
All indemnification payments made under this Agreement, including any payment made under this Article 7, shall be treated as increases or decreases to the Cash Consideration for Tax purposes.
7.4 Transfer Taxes.
The Seller Parties shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such

Transfer Taxes. If required by applicable Law, the Buyer Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
7.5 Survival.
Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.
7.6 Conflict.
In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.
ARTICLE 8
TERMINATION
8.1 Events of Termination.
This Agreement may be terminated at any time prior to the Closing Date:
(a)	by mutual written consent of the parties;

(b)	by either the Buyer Parties, on the one hand, or Seller Parties, on the other hand, in writing after June 30, 2006, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement;

(c)	by either the Buyer Parties, on the one hand, or the Seller Parties, on the other hand, in writing without prejudice to other rights and remedies which the terminating party or its Affiliates may have (provided the terminating party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party (i) has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) has materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable;

(d)	by either the Buyer Parties, on the one hand, or the Seller Parties, on the other hand, in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the parties shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) day after entry by any such Governmental Authority;

(e)	by Seller Parties if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and have not been waived in writing by Seller Parties; or

(f)	by the Buyer Parties if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, and have not been waived in writing by the Buyer Parties;
8.2 Effect of Termination.
If a party terminates this Agreement as provided in Section 8.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in this Section 8.2 and Article 10. Notwithstanding and in addition to the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(c) or if any party is otherwise in breach of this Agreement, (a) such breaching party or parties shall remain liable for its or their obligations under Article 7 and/or Article 9. and (b) such termination shall not relieve such breaching party of any liability for a willful breach of any covenant or agreement under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.
ARTICLE 9
INDEMNIFICATION UPON CLOSING
9.1 Indemnification of the Buyer Parties and Four Corners LLC.
Subject to the limitations set forth in this Agreement, the Seller Parties, from and after the Closing Date, shall indemnify, defend and hold the Buyer Parties, their subsidiaries and their respective securityholders, directors, officers, and employees (and the officers, directors and employees of the General Partner but otherwise excluding any of the Seller Parties and their Affiliates) (the “Buyer Indemnified Parties”) and Four Corners LLC harmless from and against any and all Damages suffered or incurred by any Buyer Indemnified Party and/or Four Corners LLC as a result of or arising out of (i) any breach of a representation or warranty of the Seller Parties in this Agreement or any Seller Ancillary Document, (ii) any breach of any agreement or covenant on the part of the Seller Parties made under this Agreement or any Seller Ancillary Document or in connection with the transaction contemplated hereby or thereby or (iii) any breach or violation of any Environmental Laws by Four Corners LLC or relating to the Four Corners Assets that occurs prior to Closing.
9.2 Indemnification of the Seller Parties.
Subject to the limitations set forth in this Agreement, the Buyer Parties shall indemnify, defend and hold the Seller Parties, their Affiliates (other than any of the Buyer Indemnified Parties and Four Corners LLC) and their respective securityholders, directors, officers, and employees (the “Seller Indemnified Parties) harmless from and against any and all Damages suffered or incurred by the Seller Indemnified Parties as a result of or arising out of (i) any breach of a representation or warranty of the Buyer Parties in this Agreement or any Buyer Ancillary Document or (ii) any breach of any agreement or covenant on the part of the Buyer Parties made under this Agreement or any Buyer Ancillary Document or in connection with the transaction contemplated hereby or thereby.
9.3 Tax Indemnification.
With the exception of a breach of the representations and warranties of the Seller Parties contained in Section 3.9, nothing in this Article 9 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article 7.
9.4 Survival.
All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles 3 and 4 and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the 6th day of the 18th month following the month in which Closing occurs, except (a) the representations and warranties of the Seller Parties set forth in Section 3.9 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Seller Parties set forth in Section 3.6, Section 3.10 and Section 3.14 shall terminate and expire on the third anniversary of the Closing Date, (c) the representations and warranties of the Seller Parties set forth in Sections 3.1, 3.2 and 3.4 shall survive forever and (d) the representations and warranties of the Buyer Parties set forth in Sections 4.1 and 4.2 shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 9 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 9.3, no claim presented in writing for indemnification pursuant to this Article 9 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article 9 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.
9.5 Demands.
Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.
If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.
9.6 Right to Contest and Defend.
The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.
The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.
Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
9.7 Cooperation.
If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
9.8 Right to Participate.
The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.
9.9 Payment of Damages.
The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the other party related to the Damages.
9.10 Limitations on Indemnification.
(a)	To the extent that the Buyer Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.1, the Seller Parties shall be liable only for those Damages which exceed, in the aggregate, $2.5 million (the “Deductible Amount”), and then only to the extent of any such excess. In no event shall the Seller Parties’ aggregate liability to the Buyer Indemnified Parties and Four Corners LLC under Section 9.1 exceed $75.0 million (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to breaches of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.18 and Section 3.19 and (ii) the Ceiling Amount shall not apply to breaches of representations and warranties contained in Section 3.4;

provided, the Seller Parties’ aggregate liability for a breach of such Section 3.4 shall not exceed the amount of the Aggregate Consideration.

(b)	To the extent the Seller Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.2, the Buyer Parties shall be liable only for those Damages which exceed, in the aggregate, the Deductible Amount, and then only to the extent of any such excess. In no event shall the Buyer Parties’ aggregate liability to the Seller Indemnified Parties under Section 9.2 exceed the Ceiling Amount. Notwithstanding the foregoing, the Deductible Amount shall not apply to breaches of representations and warranties contained in Section 4.1, Section 4.2 and Section 4.4.

(c)	Additionally, neither the Buyer Parties, on the one hand, nor the Seller Parties, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Indemnity Claims.
9.11 Sole Remedy.
Should the Closing occur, no party shall have liability under this Agreement, any of the Ancillary Documents or the transactions contemplated hereby or thereby except as is provided in Article 7 or this Article 9 (other than claims or causes of action arising from fraud).
ARTICLE 10
MISCELLANEOUS
10.1 Expenses.
Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.
10.2 Notices.
Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

If to the Seller Parties, addressed to:
Williams Energy Services, LLC
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Telecopy: (918) 573-0871
with a copy to:
Williams Energy Services, LLC
Legal Department
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Attention: General Counsel
Telecopy: (918) 573-5942
If to the Buyer Parties, addressed to:
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Telecopy: (918) 573-0871
with a copy to:
Williams Partners L.P.
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Attention: General Counsel and Conflicts Committee Chair
Telecopy: (918) 573-5942
Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
10.3 Governing Law.
This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law.

10.4 Public Statements.
The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.
10.5 Entire Agreement; Amendments and Waivers.
(a)	This Agreement and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Ancillary Documents.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.6 Conflicting Provisions.
This Agreement and the other Ancillary Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Ancillary Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Ancillary Documents, this Agreement shall control.
10.7 Binding Effect and Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Except as set forth in Section 10.8, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. Without limitation of the foregoing, the parties hereto acknowledge and agree that upon the conversion of each of WFS Company and WFS Group from a Delaware corporation to a Delaware limited liability company prior to Closing, the limited liability companies resulting from such conversion shall be permitted successors hereunder and the rights, benefits and obligations of each of WFS Company and WFS Group under this Agreement and, to the extent either of them is party thereto, the Ancillary Documents shall be conferred upon such limited liability companies that result from any such conversion.
10.8 Third Party Beneficiary.
Each party hereto agrees that Four Corners LLC shall be entitled to assert rights and remedies hereunder as a third-party beneficiary of the indemnification provisions contain with respect to those provisions of this Agreement, including Section 9.1, affording it a right, benefit or privilege.
10.9 Severability.
If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Buyer Parties and the Seller Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
10.10 Interpretation.
It is expressly agreed by the parties that neither this Agreement nor any of this Ancillary Agreements shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Ancillary Agreement or any provision hereof or thereof or who supplied the form of this Agreement or any of the Ancillary Agreements. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.11 Headings and Disclosure Schedules.
The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”
10.12 Multiple Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.13 Action by Buyer Parties.
With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Buyer Parties prior to the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Buyer Parties.
*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WILLIAMS ENERGY SERVICES, LLC
By:	/s/ ALAN S. ARMSTRONG
Name:	Alan S. Armstrong
Title:	Senior Vice President

WILLIAMS FIELD SERVICES GROUP, LLC
By:	/s/ ALAN S. ARMSTRONG
Name:	Alan S. Armstrong
Title:	Senior Vice President

WILLIAMS FIELD SERVICES COMPANY, LLC
By:	/s/ ALAN S. ARMSTRONG
Name:	Alan S. Armstrong
Title:	Senior Vice President

WILLIAMS PARTNERS GP LLC
By:	/s/ DONALD R. CHAPPEL
Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS L.P. By: Williams Partners GP LLC, its general partner
By:	/s/ DONALD R. CHAPPEL
Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS OPERATING LLC By: Williams Partners L.P., its managing member By: Williams Partners GP LLC, its general partner
By:	/s/ DONALD R. CHAPPEL
Name:	Donald R. Chappel
Title:	Chief Financial Officer

Disclosure Schedules

Schedule 3.3	No conflicts; consents

Schedule 3.5	Financial Statements

Schedule 3.6	Title

Schedule 3.7	Litigation

Schedule 3.8	No adverse changes

Schedule 3.10	Environmental Matters

Schedule 3.12	Licenses; Permits

Schedule 3.13	Material Contracts

Schedule 3.15	Transaction with Affiliates

Schedule 5.1(b)	Operation of Assets until Closing

EXHIBIT A
CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
BY AND AMONG
WILLIAMS ENERGY SERVICES, LLC,
WILLIAMS FIELD SERVICES COMPANY, LLC,
WILLIAMS FIELD SERVICES GROUP, LLC,
WILLIAMS PARTNERS GP LLC,
WILLIAMS PARTNERS L.P.
AND
WILLIAMS PARTNERS OPERATING LLC
DATED AS OF [                    ],  2006

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CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
     THIS CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of [                    ],  2006, is made and entered into by and among Williams Energy Services, LLC, a Delaware limited liability company (“WES”), Williams Field Services Company, LLC, a Delaware limited liability company (“WFSC”), Williams Field Services Group, LLC, a Delaware limited liability company (“WFSG”), Williams Partners GP LLC, a Delaware limited liability company (the “General Partner” and, together with WES, WFSC and WFSG, the “Transferor Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized terms used are defined in Article I hereof.
RECITALS
     WHEREAS, the Transferor Parties desire to contribute a 25.1% limited liability company membership interest in Williams Four Corners LLC, a Delaware limited liability company (“Four Corners”), to the Partnership pursuant to the terms of the Purchase Agreement (as defined below) and this Agreement, and the Partnership desires to accept all of such interest in accordance with the terms of such agreements;
     WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, and to effect the intent of the Parties in connection with the consummation of the transactions contemplated hereby, the following actions have been taken prior to the date hereof:
1. Williams Field Services Company, a Delaware corporation (“WFS Company”), formed Four Corners pursuant to the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and contributed [$1,000] to Four Corners in exchange for all of its membership interests.
2. Williams Field Services Group, Inc., a Delaware corporation, was converted into a Delaware limited liability company named “Williams Field Services Group, LLC” pursuant to Section 266 of the General Corporation Law of the State of Delaware (the “DGCL”).
3. WFS Company was converted into a Delaware limited liability company named “Williams Field Services Company, LLC” pursuant to Section 266 of the DGCL.
4. WES, WFSG, WFSC, the General Partner, the Partnership and the Operating Company have entered into that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated April 6, 2006.
5. WFSC contributed the Four Corners Assets (as defined below) to Four Corners pursuant the Contribution, Conveyance and Assumption Agreement, dated                     , 2006, between WFSC and Four Corners (the “Asset Contribution Agreement”).

     WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following shall occur:
1.	The Partnership and a finance corporation subsidiary shall issue $[150] million principal amount of long-term debt to institutional investors pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the net proceeds of which ($[ ] million, net of the initial purchasers’ discounts and commissions) (the “Debt Proceeds”) shall be deposited into a bank account maintained solely by Partnership (the “Partnership Bank Account”)].

2.	Certain public investors, through the underwriters of the Public Offering (as defined below), shall contribute cash to the Partnership in exchange for [7,000,000] Common Units (the “Public Units”). The cash contribution of the net proceeds of such Public Offering ($[ ] million net of the underwriters’ fees and expenses) (the “Equity Proceeds”) shall be deposited into the Partnership Bank Account.

3.	WFSC shall distribute a 25.1% membership interest in Four Corners (the “Subject Interest”) to WFSG.

4.	WFSG shall distribute the Subject Interest to WES.

5.	WES shall contribute the Subject Interest to the General Partner as a contribution to the capital of the General Partner.

6.	The General Partner shall contribute the Subject Interest to the Partnership as a contribution to the capital of the Partnership.

7.	As consideration for the contribution of the Subject Interest by the General Partner to the Partnership, the Partnership shall (i) distribute $[ ] in cash to the General Partner (the “Cash Consideration”) and (ii) increase the capital account of the General Partner by an amount equal to 2/98ths of the gross proceeds of the Public Offering (the “Additional GP Interest”) and issue a proportionate number of General Partner Units to the General Partner. The Cash Consideration shall be paid from (x) the Debt Proceeds in the Partnership Bank Account and (y) the Equity Proceeds in the Partnership Bank Account.

8.	The Partnership shall contribute the Subject Interest to the Operating Company as a contribution to the capital of the Operating Company.
     NOW THEREFORE, in consideration of their mutual undertakings and agreements set forth herein and in the Purchase Agreement, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS; RECORDATION
     1.1 Definitions. The following capitalized terms have the meanings given below.

     “Additional GP Interest” has the meaning assigned to such term in the recitals.
     “affiliate” means, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise.
     “Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Asset Contribution Agreement” has the meaning assigned to such term in the recitals.
     “Cash Consideration” has the meaning assigned to such term in the recitals.
     “Common Units” has the meaning assigned to such term in the Partnership Agreement.
     “Debt Proceeds” has the meaning assigned to such term in the recitals.
     “Delaware LLC Act” has the meaning assigned to such term in the recitals.
     “DGCL” has the meaning assigned to such term in the recitals.
     “Effective Date” means [                    ], 2006.
     “Equity Proceeds” has the meaning assigned to such term in the recitals.
     “Four Corners” has the meaning assigned to such term in the recitals.
     “Four Corners Assets” has the meaning assigned to such term in the Asset Contribution Agreement.
     “General Partner” has the meaning assigned to such term in the first paragraph of this Agreement.
     “General Partner Units” has the meaning assigned to such term in the Partnership Agreement.
     “Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.
     “Operating Company” has the meaning assigned to such term in the first paragraph of this Agreement.

     “Partnership” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership.
     “Partnership Bank Account” has the meaning assigned to such term in the recitals.
     “Party and Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.
     “Public Offering” means the public offering of [7,000,000] Common Units by the Partnership to the public pursuant to an underwriting agreement, dated [                    ], 2006, among the Partnership and the underwriters named therein.
     “Public Units” has the meaning assigned to such term in the recitals.
     “Purchase Agreement” has the meaning assigned to such term in the recitals.
     “Registration Statement” means the registration statement on Form S-1 (File No. 333-[                    ]) filed by the Partnership relating to the Public Offering.
     “Securities Act” has the meaning assigned to such term in the recitals.
     “Subject Interest” has the meaning assigned to such term in the recitals.
     “Subject Liabilities” means all obligations and liabilities relating to the Subject Interest.
     “Transferor Parties” has the meaning assigned to such term in the first paragraph of this Agreement.
     “WES” has the meaning assigned to such term in the first paragraph of this Agreement.
     “WFS Company” has the meaning assigned to such term in the recitals.
     “WFSC” has the meaning assigned to such term in the first paragraph of this Agreement.
     “WFSG” has the meaning assigned to such term in the first paragraph of this Agreement.
ARTICLE II
CONCURRENT TRANSACTIONS
     2.1 Distribution by WFSC of the Subject Interest to WFSG. WFSC hereby grants, distributes, transfers, assigns and conveys to WFSG, its successors and assigns, for its and their own use forever, the Subject Interest and WFSG hereby accepts the distribution of the Subject Interest from WFSC.

     TO HAVE AND TO HOLD the Subject Interest unto WFSG, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.2 Distribution by WFSG of the Subject Interest to WES. WFSG hereby grants, distributes, transfers, assigns and conveys to WES, its successors and assigns, for its and their own use forever, the Subject Interest and WES hereby accepts the distribution of the Subject Interest from WFSG.
     TO HAVE AND TO HOLD the Subject Interest unto WES, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.3 Contribution by WES of the Subject Interest to the General Partner. WES hereby grants, contributes, transfers, assigns and conveys to the General Partner, its successors and assigns, for its and their own use forever, the Subject Interest and the General Partner hereby accepts the Subject Interest from WES, as a contribution by WES to the capital of the General Partner.
     TO HAVE AND TO HOLD the Subject Interest unto the General Partner, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.4 Contribution by the General Partner of the Subject Interest to the Partnership. The General Partner hereby grants, contributes, transfers, assigns and conveys to the Partnership, its successors and assigns, for its and their own use forever, the Subject Interest, and the Partnership hereby accepts the Subject Interest from the General Partner, as a contribution by the General Partner to the capital of the Partnership.
     TO HAVE AND TO HOLD the Subject Interest unto the Partnership, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.5 Distribution of Cash Consideration. The Parties acknowledge that the Partnership has distributed to the General Partner the Cash Consideration. The Cash Consideration has been paid from (x) the Debt Proceeds and (y) the Equity Proceeds. The Cash Consideration is net of the amount of the Additional GP Interest that the General Partner would otherwise have paid to the Partnership in order to maintain its percentage interest in the Partnership in connection with the issuance of additional Common Units in the Public Offering. The General Partner hereby acknowledges receipt of the Cash Consideration.
     2.6 Increase in Capital Account of the General Partner. The Parties acknowledge that the capital account of the General Partner has been increased by an amount equal to the amount of the Additional GP Interest.
     2.7 Distribution of General Partner Units. The Parties acknowledge that the Partnership has issued [                    ] General Partner Units (which number of units is equal to 2/98ths of the number Common Units issued in the Public Offering) to the General Partner. The General Partner acknowledges the receipt of such General Partner Units.
     2.8 Contribution by the Partnership of the Subject Interest to the Operating Company. The Partnership hereby grants, contributes, transfers, assigns and conveys to the Operating Company, its successors and assigns, for its and their own use forever, the Subject Interest, and the Operating Company hereby accepts the Subject Interest from the Partnership as a contribution by the Partnership to the capital of the Operating Company.
     TO HAVE AND TO HOLD the Subject Interest unto the Operating Company, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
ARTICLE III
ASSUMPTION OF CERTAIN LIABILITIES
     3.1 Assumption of Subject Liabilities by WFSG. In connection with the distribution by WFSC of the Subject Interest to WFSG, as set forth in Section 2.1 above, WFSG hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that WFSC has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such distribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of WFSG with respect to the Subject Liabilities beyond that of WFSC, (ii) waive any valid defense that was available to WFSC with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
     3.2 Assumption of Subject Liabilities by WES. In connection with the distribution by WFSG of the Subject Interest to WES, as set forth in Section 2.2 above, WES hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that WFSG has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such distribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of WES with respect to the Subject Liabilities beyond that of WFSG, (ii) waive any valid defense that was available to WFSG with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
     3.3 Assumption of Subject Liabilities by the General Partner. In connection with the contribution by WES of the Subject Interest to the General Partner, as set forth in Section 2.3 above, the General Partner hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that WES has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such contribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of the General Partner with respect to the Subject Liabilities beyond that of WES, (ii) waive any valid defense that was available to WES with respect to the Subject

     Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
     3.4 Assumption of Subject Liabilities by the Partnership. In connection with the contribution by the General Partner of the Subject Interest to the Partnership, as set forth in Section 2.4 above, the Partnership hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that the General Partner has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such contribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of the Partnership with respect to the Subject Liabilities beyond that of the General Partner, (ii) waive any valid defense that was available to the General Partner with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
     3.5 Assumption of Subject Liabilities by the Operating Company. In connection with the contribution by the Partnership of the Subject Interest to the Operating Company as set forth in Section 2.8 above, the Operating Company hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that the Partnership has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such sale and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of the Operating Company with respect to the Subject Liabilities beyond that of the Partnership, (ii) waive any valid defense that was available to the Partnership with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
     3.6 General Provisions Relating to Assumption of Liabilities. Notwithstanding anything to the contrary contained in this Agreement including, without limitation, the terms and provisions of this Article III, none of the Parties shall be deemed to have assumed, and the Subject Interest has not and is not being distributed or contributed, as the case may be, subject to, any liens or security interests securing consensual indebtedness covering such Subject Interest, and all such liens and security interests shall be deemed to be excluded from the assumptions of liabilities made under this Article III.
ARTICLE IV
FURTHER ASSURANCES
     4.1 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
     4.2 Other Assurances. From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. It is the express intent of the Parties that the Partnership or its subsidiaries own the Subject Interest that is identified in this Agreement and in the Registration Statement.
ARTICLE V
MISCELLANEOUS
     5.1 Order of Completion of Transactions. The transactions provided for in Article II and Article III of this Agreement shall be completed on the Effective Date in the following order:
          First, the transactions provided for in Article II shall be completed in the order set forth therein; and
          Second, the transactions provided for in Article III shall be completed in the order set forth therein.
     5.2 Costs. The Partnership shall pay all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith.
     5.3 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
     5.4 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.
     5.5 No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     5.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
     5.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the Law of some other jurisdiction, wherein the interests are located, shall apply.
     5.8 Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of each of the Parties. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any person other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything in this Agreement to the contrary, the General Partner shall have the right, by written notice to the Parties hereto, to assign its rights to receive the Cash Consideration and the General Partner Units hereunder to any of its affiliates.
     5.9 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto and affected thereby.
     5.10 Director and Officer Liability. Except to the extent that they are a party hereto, the directors, managers, officers, partners and securityholders of the Parties and their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert).
     5.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     5.12 Integration. This Agreement and the instruments referenced herein supersede any and all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or any such instrument unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or such instrument.

     5.13 Effect of Amendment. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with any instrument of conveyance covering the Subject Interest, the terms and provisions of this Agreement shall control.
[The Remainder of this Page is Intentionally Blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

WILLIAMS ENERGY SERVICES, LLC

By:
[NAME]
[TITLE]

WILLIAMS FIELD SERVICES COMPANY, LLC

By:
[NAME]
[TITLE]

WILLIAMS FIELD SERVICES GROUP, LLC

By:
[NAME]
[TITLE]

WILLIAMS PARTNERS GP LLC

By:
[NAME]
[TITLE]

WILLIAMS PARTNERS L.P.

By: WILLIAMS PARTNERS GP LLC, its General Partner

By:
[NAME]
[TITLE]

WILLIAMS PARTNERS OPERATING LLC

By: WILLIAMS PARTNERS L.P., its managing member
By: WILLIAMS PARTNERS GP LLC, its General Partner

By:

[NAME]
[TITLE]

EXHIBIT B
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF WILLIAMS FOUR CORNERS LLC
DATED [                         ], 2006
BETWEEN
WILLIAMS FIELD SERVICES COMPANY, LLC
AND
WILLIAMS PARTNERS OPERATING LLC

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF WILLIAMS FOUR CORNERS LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), dated as of [          ], 2006, by and between WILLIAMS FIELD SERVICES COMPANY, LLC (the “Williams Member”), a Delaware limited liability company, and WILLIAMS PARTNERS OPERATING LLC (the “MLP Member”), a Delaware limited liability company.
ARTICLE 1
SUBJECT MATTER. DEFINITIONS AND RULES OF CONSTRUCTION
     1.1 Subject Matter. This Agreement amends and restates the Operating Agreement of Williams Four Corners LLC, a Delaware limited liability company (the “Company”), dated as of November 21, 2005 (the “Initial Agreement”), by the Williams Member, as the sole member.
     1.2 Definitions. For purposes of this Agreement, including the Schedules and Exhibits hereto, the terms defined in this Section 1.2 shall have the meanings herein assigned to them and the capitalized terms defined elsewhere in this Agreement, by inclusion in quotation marks and parentheses, shall have the meanings so ascribed to them.
     “Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-l(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum chargeback pursuant to Section 4.1(d) or 4.1(e)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted Property” means any property of the Company, the Carrying Value of which has been adjusted pursuant to Section 3.4(d).
     “Affiliate” means with respect to any specified Person, any other Person directly or. indirectly controlling or controlled by or under direct or indirect common control with such specified Person or, in the case of a Person that is a limited partnership, an “Affiliate” shall include any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the general partner of such limited partnership. For the purposes of this definition, “control” means the ownership, directly or indirectly, of more than 50% of the

Voting Stock, of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreed Value” of any Contributed Property or Adjusted Property means the fair market value of such property or other consideration at the time of contribution as determined by the Company (but only in the absence of a negotiated determination of fair market value among Members, in which case such negotiated value shall be accepted as the Agreed Value) using such reasonable method of valuation as it may adopt. In the absence of a negotiated allocation among the Members (if such negotiated allocation exists, the negotiated allocation will be conclusive), the Company shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties or Adjusted Property in a single or integrated transaction among such properties on a basis proportional to their fair market value.
     “Agreement” has the meaning ascribed to such term in the preamble.
     “Asset Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated                      , 2006, by and among the Williams Member and the Company.
     “Available Cash” means, with respect to any Distribution Period ending prior to the dissolution or liquidation of the Company, and without duplication:
     (a) the sum of (i) all cash and cash equivalents of the Company on hand at the end of such Distribution Period and, in the sole discretion of the Management Committee, (ii) all additional cash and cash equivalents of the Company on hand on the date of determination of Available Cash with respect to such Distribution Period, less
     (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Management Committee to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Distribution Period or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Company or cash reserves established, increased or reduced after the end of such Distribution Period but on or before the date of determination of Available Cash with respect to such Distribution Period shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Distribution Period if the Management Committee so determines.
     Notwithstanding the foregoing, “Available Cash” with respect to the Distribution Period in which a liquidation or dissolution of the Company occurs and any subsequent Distribution Period shall equal zero.
     “Bankruptcy” means (i) the filing of any petition or the commencement of any suit or proceeding by an individual or entity pursuant to Bankruptcy Law seeking an order for relief, liquidation, reorganization or protection from creditors, (ii) the entry of an order for relief against an individual or entity pursuant to Bankruptcy Law, or (iii) the appointment of a receiver, trustee or custodian for a substantial portion of the individual’s or entity’s assets or property, provided such order for relief, liquidation, reorganization or protection from creditors is not dismissed within sixty (60) days after such appointment of a receiver, trustee or custodian.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state Law for the relief of debtors.
     “Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book Tax Disparities in all Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 3.4 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles. The determination of Book Tax Disparity and a Member’s share thereof shall be determined consistently with Section 1.704-3(d) of the Treasury Regulations.
     “Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of Oklahoma are permitted or required to close.
     “Capital Account” means the capital account maintained for each Member for purposes of Section 704(b) of the Code as described in Section 3.4.
     “Capital Contribution” means, with respect to any Member, the amount of capital contributed by such Member to the Company in accordance with Article 3 of this Agreement.
     “Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions relating to such property charged to the Members’ Capital Accounts, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Company.
     “Certificates” shall have the meaning ascribed to such term in Section 12.17.
     “Certificate of Formation” means the certificate of formation of the Company, as amended or restated from time to time, filed in the Office of the Secretary of State of the State of Delaware in accordance with the Delaware Act.
     “Change of Ownership” means, with respect to any Person, a change directly or indirectly in the Equity of such Person or in the ownership of all or substantially all of its assets.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning ascribed to such term in Section 1.1.

     “Company Assets” means the assets and properties owned, leased or used by the Company in its business, including, without limitation, (i) the Ignacio, Kutz and Lybrook processing plants, (ii) the Milagro and Esperanza treating facilities and (iii) approximately 3,500 miles of associated gathering systems, in each case, as more specifically described in Schedule 2.1 of the Asset Contribution Agreement.
     “Company Indemnitee” shall have the meaning ascribed to such term in Section 6.1.
     “Company Minimum Gain” means the amount determined pursuant to Treasury Regulation section 1.704-2(d).
     “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash or cash equivalents, contributed to the Company by a Member. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 3.4(d), such property shall no longer constitute a Contributed Property for purposes of Section 4.2, but shall be deemed an Adjusted Property for such purposes.
     “Default” shall have the meaning ascribed to such term in Section 9.1.
     “Defaulting Member” shall have the meaning ascribed to such term in Section 9.1.
     “Default Rate,” with respect to period, means the interest rate that would apply to borrowings under the Loan Agreement, or any amendment or restatement thereof or any successor agreement thereto, over such period.
     “Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time.
     “Distribution Period” means a period equal to a fiscal quarter of the Company or such shorter portion thereof, as determined from time to time by majority vote of the Management Committee.
     “Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).
     “Equity” means common stock in the case of a corporation, membership interest in the case of a limited liability company, a partnership interest in the case of a partnership or other similar interest in the case of another Person.
     “Event of Default” shall have the meaning ascribed to such term in Section 9.1.
     “Fiscal Year” means (i) the period of time commencing on the effective date of the Initial Agreement and ending on December 31, 2006, in the case of the first Fiscal Year of the Company or (ii) in the case of subsequent Fiscal Years of the Company, any subsequent twelve (12) month period commencing on January 1 and ending on December 31.
     “GAAP” means generally accepted accounting principles in the United States of America.

     “GAAP Capital Account” means the capital account maintained in accordance with GAAP for purposes of the annual financial statements referred to in Section 11.2.
     “Governmental Body” means a government organization, subdivision, court, agency or authority thereof, whether foreign or domestic.
     “Indemnified Party” shall have the meaning ascribed to such term in Section 6.3.
     “Indemnifying Party” shall have the meaning ascribed to such term in Section 6.3.
     “Initial Agreement” shall have the meaning ascribed to such term in Section 1.1.
     “Interest” means the ownership interest of a Member in the Company (which shall be considered intangible personal property for all purposes) consisting of (i) such Member’s right to receive its Percentage Interest of the Company’s profits, losses, allocations and distributions, (ii) such Member’s sight to vote or grant or withhold consents with respect to matters related to the Company as provided herein or in the Delaware Act, and (iii) such Member’s other rights and privileges as herein provided.
     “Internal Transfer” shall have the meaning ascribed to such term in Section 8.1.
     “Internal Transferee” shall have the meaning ascribed to such term in Section 8.1.
     “Laws” means all applicable statutes, law, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Body, including the common or civil law of any Governmental Body.
     “Liabilities” shall have the meaning ascribed to such term in Section 6.1.
     “Loan Agreement” has the meaning ascribed to such term in Section 3.6.
     “Majority” means one or more Members having among them more than 50% of the Interests of all Members entitled to vote.
     “Management Committee” means the committee comprised of the individuals designated by the Members pursuant to Section 5.2 hereof and all other individuals who may from time to time be duly appointed by the Members to serve as representatives on such committee in accordance with the provisions hereof, in each case so long as such individual shall continue in such capacity in accordance with the terms hereof. References herein to the Management Committee shall refer to such individuals collectively in their capacity as representatives on such committee.
     “Marketed Interest” shall have the meaning ascribed to such term in Section 8.3.
     “Member Indemnitee” shall have the meaning ascribed to such term in Section 6.2.

     “Members” means the Williams Member, the MLP Member and any other Persons who are admitted as Members in the Company pursuant to this Agreement, but does not include any Person who has ceased to be a Member in the Company.
     “Minimum Gain Attributable to Member Nonrecourse Debt” means that amount determined in accordance with the principles of Regulation section 1.704-2(i)(3).
     “MLP” means Williams Partners L.P., a Delaware limited partnership.
     “MLP Member” has the meaning ascribed to such term in the preamble.
     “MLP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the MLP, dated August 17, 2005, as it may be amended and restated from time to time.
     “Monetary Default” shall have the meaning ascribed to such term in Section 9.1.
     “Negotiation Period” shall have the meaning ascribed to such term in Section 8.3.
     “Net Agreed Value” means (i) in the case of any Contributed Property, the fair market value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.
     “Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(d) through 4.1(j). For purposes of Sections 4.1(a) and (b), in determining whether Net Income has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.
     “Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(d) through 4.1(j). For purposes of Sections 4.1(a) and (b), in determining whether Net Loss has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.
     “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to

Section 4.2(b)(i)(A) or 4.2(b)(ii)(A) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
     “Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).
     “Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulation section 1.704-2(b)(i) are attributable to a Nonrecourse Liability.
     “Nonrecourse Liability” has the meaning assigned to such term in Regulation section 1.704-2(b)(3).
     “Nondefaulting Member” shall have the meaning ascribed to such term in Section 9.1.
     “Non-Selling Member” shall have the meaning ascribed to such term in Section 8.3.
     “Notice of Dispute” shall have the meaning ascribed to such term in Section 12.11.
     “Notice Period” shall have the meaning ascribed to such term in Section 8.3.
     “Operator” shall have the meaning ascribed to such term in Section 7.1.
     “Parent” means (a) with respect to the Williams Member, The Williams Companies, Inc., a Delaware corporation, (b) with respect to the MLP Member, the MLP.
     “Percentage Interest” means, with respect to a Member, the percentage set forth opposite such Member’s name on Schedule 3.1, subject to adjustment pursuant to a transfer of an Interest by a Member or the issuance of new Interests by the Company, in either case, in compliance with the terms of this Agreement.
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, estate, unincorporated organization or Governmental Body.
     “Purchase Notice” shall have the meaning ascribed to such term in Section 8.3.
     “Recapture Income” means any gain recognized by. the Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
     “Record Date” means the date established by the Members from time to time for determining the identity of Members entitled to receive any distribution pursuant to Section 4.3.
     “Regulations” means the U.S. Treasury Regulations promulgated under the Code, as in effect from time to time.
     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 4.2(b)(i)(A) or 4.2(b)(ii)(A), to eliminate Book Tax Disparities.
     “Sale Offer” shall have the meaning ascribed to such term in Section 8.3.
     “Selling Member” shall have the meaning ascribed to such term in Section 8.3.
     “Tax Matters Partner” shall have the meaning ascribed to such term in Section 11.4.
     “Third Party Action” shall have the meaning ascribed to such term in Section 6.3.
     “Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date). In determining such Unrealized Gain, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company and agreed to by the Members using such reasonable method of valuation as it may adopt.
     “Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date) over (b) the fair market value of such property as of such date. In determining such Unrealized Loss, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company and agreed to by the Members using such reasonable method of valuation as it may adopt.
     “Voting Stock” means the securities or other ownership interest in any Person which have ordinary voting power under ordinary circumstances for the election of directors (or the equivalent) of such Person.
     “Williams Member” has the meaning ascribed to such term in the preamble.
     1.3 Rules of Construction. For purposes of this Agreement, including the Exhibits and Schedules hereto:
     (a) General. Unless the context otherwise requires, (i) “or” is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (vi) a reference to a Member includes its successors and permitted assigns and (vii) any reference to $ or dollars shall be a reference to U.S. dollars.
     (b) Articles and Sections. Reference to Articles and Sections are, unless otherwise specified, to Articles and Sections of this Agreement.

     1.4 MLP Partnership Agreement. Notwithstanding any other provision of this Agreement, the Members agree that to the extent any provision of this Agreement contradicts with or is in conflict with any provision of the MLP Partnership Agreement, the provisions of the MLP Partnership Agreement shall control.
ARTICLE 2
ORGANIZATION AND CONDUCT OF BUSINESS
     2.1 Company. Subject to the terms and conditions of this Agreement, the Members hereby agree to operate and manage the Company, a limited liability company organized pursuant to the Delaware Act, which shall engage in the business described herein.
     2.2 Continuation of Company. The parties hereto hereby continue the limited liability company formed on November 21, 2005 upon the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware in accordance with the requirements of the Delaware Act. From time to time, the Company shall file such further certificates of formation, qualifications to do business, fictitious name certificates or like filings in such jurisdictions as may be necessary or appropriate in connection with the conduct of the Company’s business or to provide notification of the limitation of liability of the Members under applicable Law.
     2.3 Purpose. The business and purposes of the Company shall be (i) to own and operate the Company Assets and (ii) to engage in such other business activities that may be undertaken by a limited liability company under the Delaware Act as the Members may from time to time determine; provided, however, that the Members determine, as of the date of the acquisition or commencement of such other business activity, that such activity (a) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (b) enhances the operations of an activity of the Company that generates qualifying income.
     2.4 Place of Business. The principal place of business of the Company shall be One Williams Center, Tulsa Oklahoma 74172 or such other place as the Members may from time to time determine. The registered office of the Company in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company shall be The Corporation Trust Company whose business address is the same as the Company’s registered office (or such other registered office and registered agent as the Members may from time to time select).
     2.5 Term. The Company shall continue indefinitely unless dissolved in accordance with Section 10.1.
     2.6 Business Opportunities; No Implied Duty. Except as may be provided in the MLP Partnership Agreement, the Members and their respective Affiliates may engage, directly or indirectly, without the consent of the other Members or the Company, in other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including without limitation, business of a nature which may be competitive with or the same as or similar to the business of the Company, regardless of the geographic location of such business, and without any duty or obligation to account to the other Members or the Company in connection therewith.
ARTICLE 3
CAPITAL STRUCTURE
     3.1 Percentage Interests. The Percentage Interests of the Members on the date hereof are set forth on Schedule 3.1 hereto. Upon the transfer by a Member of all or a portion of such Member’s Interest pursuant to Article 8 or the issuance of new Interests by the Company in compliance with this Agreement, Schedule 3.1 shall be updated to reflect the Percentage Interests of the Members immediately following such transfer.
     3.2 Capital Contributions. The Members shall make Capital Contributions of cash, property or services as they determine and approve pursuant to Section 5.4. In the event that the Members determine and approve pursuant to Section 5.4 that cash Capital Contributions should be made for any purpose, the Members shall make such cash Capital Contributions in proportion to their respective Percentage Interests in such amounts and on such dates as the Members may determine. The Management Committee shall issue a written request to each Member for payment of such cash Capital Contributions on such due dates and in such amounts as the Members shall have determined; provided, that the due date for any such cash Capital Contribution shall be no less than five (5) days after the date such written request is issued to the Members. All Capital Contributions received by the Company after the due date specified in such written request shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Company and shall accrue from and after such specified due dates until paid at the Default Rate.
     3.3 No Voluntary Contributions; Interest. No Member shall make any Capital Contributions to the Company except pursuant to this Article 3. No Member shall be entitled to interest on its Capital Contributions.
     3.4 Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with the rules of Regulation section 1.704-1(b)(2)(iv), Section 4.1 and the following terms and conditions:
     (a) Increases and Decreases. Each Member’s Capital Account shall be (i) increased by (A) the amount of cash or cash equivalent Capital Contributions made by such Member, (B) the Net Agreed Value of non-cash assets contributed as Capital Contributions by such Member, and (C) allocations to such Member of Company income and gain (or items thereof), including, without limitation, income and gain exempt from tax and income and gain described in Regulation section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Regulation section 1.704-1(b)(4)(i); and (ii) shall be decreased by (A) the amount of cash or cash equivalents distributed to such Member by the Company, (B) the Net Agreed Value of any non-cash assets or other property distributed to such Member by the Company, and (C) allocations to such Member of Company losses and deductions (or items thereof), including losses and deductions described in Regulation section 1.704-1(b)(2)(iv)(g) (but excluding losses or deductions described in Regulation section 1.704-1(b)(4)(i) or (iii)).

     (b) Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:
     (i) All fees and other expenses incurred by the Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, but treated as an item of deduction at the time such fees and other expenses are required and shall be allocated among the Members pursuant to Sections 4.1 and 4.2.
     (ii) Except as otherwise provided in Regulation section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.
     (iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.
     (iv) In accordance with the requirements of section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property on the date it was acquired by the Company. Upon an adjustment pursuant to Section 3.4(d) or 3.4(e) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Company may adopt.
     (c) Transferees. A transferee of all or a part of a Member’s Interest shall succeed to all or the transferred part of the Capital Account of the transferring Member.
     (d) Contributed Unrealized Gains and Losses. Consistent with the provisions of Regulation section 1.704-1(b)(2)(iv)(f), on an issuance of additional Interests for cash or Contributed Property, the Capital Accounts of all Members and the Carrying Value of each

Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 4.1.
     (e) Distributed Unrealized Gains and Losses. In accordance with Regulation section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Member of any Company property (other than a distribution of cash or cash equivalents that are not in redemption or retirement of a Member’s Interest), the Capital Accounts of all Members and the Carrying Value of each Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value (which shall be determined by the Company using any valuation method it deems reasonable under the circumstances), and had been allocated to the Members at such time, pursuant to Section 4.1.
     (f) Code Compliance. Notwithstanding any provision in this Agreement to the contrary, each Member’s Capital Account shall be maintained and adjusted in accordance with the Code and the Regulations thereunder, including without limitation (i) the adjustments permitted or required by Code Section 704(b) and, to the extent applicable, the principles expressed in Code Section 704(c) and (ii) the adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Regulations under Code Section 704(b).
     3.5 Return of Capital. No Member shall have the right to demand a return of such Member’s Capital Contributions (or the balance of such Member’s Capital Account). Further, no Member has the right (i) to demand and receive any distribution from the Company in any form other than cash or (ii) to bring an action of partition against the Company or its property. Neither the Members nor the Management Committee shall have any personal liability for the repayment of the Capital Contributions from Members. No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.
     3.6 Loans by Members. On or after the date of this Agreement, the Company may enter into a credit agreement with The Williams Companies, Inc., the Parent of the Williams Member, as lender, and the Company, as borrower, with a borrowing capacity of up to $20 million and substantially in the form attached as Exhibit A hereto (the “Loan Agreement”). In addition, with the consent of the other Members, any Member may lend funds to the Company for such purposes as are specified in writing to, and approved by, the other Members, including for purposes of funding capital expenditures or working capital; provided, however, that no Member may make such a loan as an alternative to any capital contribution required under Section 3.2. A loan account shall be established and maintained for such Member separate from such Member’s Capital Account and any loan made to the Company shall be credited to such loan account. Interest on all loans shall accrue at the Default Rate or at such other rate as may be approved by the Members and all advances to the Company from such loan account shall be repaid prior to any distributions to the Members pursuant to Section 4.3. A credit balance in such loan account shall constitute a liability of the Company; it shall not constitute a part of any Member’s Capital Account.
ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS
     4.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 3.4(b)) shall be allocated among the Members in each taxable year or portion thereof (an “allocation period”) as provided herein below.
     (a) Net Income. All items of income, gain, loss and deduction taken into account in computing Net Income for such allocation period shall be allocated to each of the Members in accordance with its respective Percentage Interest.
     (b) Net Losses. All items of income, gain, loss and deduction taken into account in computing Net Losses for such allocation period shall be allocated to each Member in accordance with its respective Percentage Interest; provided, however, that Net Losses shall not be allocated pursuant to this Section 4.1(b) to the extent that such allocation would cause a Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).
     (c) Nonrecourse Liabilities. For purposes of Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Percentage Interests.
     (d) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 4.1, except as provided in Regulation section 1.704-2(f)(2) through (5), if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 4.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1 with respect to such taxable year (other than an allocation pursuant to Section 4.1(h) or (i)).
     (e) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 4.1 (other than Section 4.1(d), except as provided in Regulation section 1.704-2(i)(4)), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 4.1, each Member’s Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1, other than Sections 4.1(d), (h) and (i), with respect to such taxable period.
     (f) Qualified Income Offset. In the event any Member unexpectedly receives adjustments, allocations or distributions described in Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6) (or any successor provisions), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.1(d) or 4.1(e).
     (g) Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provisions of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specifically allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.1(g) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 4.1 have been tentatively made as if this Section 4.1(g) was not in the Agreement.
     (h) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be allocated to the Members in accordance with their respective Percentage Interests. If the Company determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under section 704(b) of the Code, the Company is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.
     (i) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable year shall be allocated 100% to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation section 1.704-2(i) (or any successor provision). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members ratably in proportion to their respective shares of such Economic Risk of Loss.
     (j) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
     4.2 Allocations for Tax Purposes. The Members agree as follows:
     (a) Allocations of Gain, Loss, etc. Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 4.1 hereof.
     (b) Book-Tax Disparities. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:
     (i) In the case of a Contributed Property, (A) such items of income, gain, loss, depreciation, amortization and cost recovery deductions attributable thereto shall be allocated among the Members in the manner provided under section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “remedial method”) that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable thereto shall be allocated among the Members in the same manner as is correlative item of “book” gain or loss is allocated pursuant to Section 4.1.
     (ii) In the case of an Adjusted Property, (A) such items shall be allocated among the Members in a manner consistent with the principles of section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “ remedial method”) to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.4(d) or (e), unless such property was originally a Contributed Property, in which case such items shall be allocated among the Members in a manner consistent with Section 4.2(b)(i); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 4.1.
     (c) Conventions / Allocations. For the proper administration of the Company, the Company shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; and (ii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Regulations under section 704(b) or section 704(c) of the Code. The Company may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 4.2(c) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code.
     (d) Section 743(b). The Company may determine to depreciate the portion of an adjustment under section 743(b) of the Code attributable to unrealized appreciation in any

Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Company’s common basis of such property, despite the inconsistency of such method with Regulation section 1.167(c)-1(a)(6), or any successor provisions. If the Company determines that such reporting position cannot reasonably be taken, the Company may adopt any reasonable depreciation convention that would not have a material adverse effect on the Members.
     (e) Recapture Income. Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 4.2 be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
     (f) Section 754. All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.
     4.3 Distributions. Within thirty (30) days following the end of each Distribution Period, an amount equal to 100% of Available Cash with respect to such Distribution Period shall, subject to Section 18-607 of the Delaware Act, be distributed in accordance with this Article 4 by the Company to the Members in accordance with their respective Percentage Interests.
ARTICLE 5
MANAGEMENT
     5.1 The Management Committee. The business and affairs of the Company shall be managed by or under the direction of the Members acting through the Management Committee, subject to the delegation of powers and duties to officers of the Company and other Persons as provided for by resolution of the Management Committee.
     5.2 Composition; Removal and Replacement of Representative. The Management Committee shall be comprised of one representative designated by each Member. Each Member shall designate by written notice to the other Members a representative to serve on the Management Committee and one alternate to serve in such representative’s absence. Each representative and alternate shall serve at the pleasure of such Member and shall represent and bind such Member with respect to any matter. Alternates may attend all Management Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. Upon the death, resignation or removal for any reason of any representative or alternate of a Member, the appointing Member shall promptly appoint a successor.

     5.3 Officers. The Management Committee may appoint employees of Members or their Affiliates to serve as officers of the Company, and such officers may include but not be limited to president, one or more vice presidents, a treasurer and a secretary.
     5.4 Voting. All decisions, approvals and other actions of any Member under this Agreement shall be effected by vote of its representative on the Management Committee. The Management Committee representative of each Member shall have one vote equal to the Percentage Interest of the Member appointing such representative and shall exercise such vote on behalf of such appointing Member in connection with all matters under this Agreement.
     (a) All decisions and actions with respect to the Company and its business shall be made and taken by the affirmative vote of the Members holding a Majority acting through their representative on the Management Committee, except as provided in clauses (b) and (c) of this Section 5.4.
     (b) In the case of those matters set forth on Schedule 5.4, any decision or action with respect to such matters shall be made and taken by unanimous affirmative vote of Members acting through their representatives on the Management Committee; provided, that the approval of any such matter set forth on Schedule 5.4 by the MLP Member shall not require, and shall not be inferred to require, that such matter be referred to, considered or approved by the conflicts committee of the board of directors of the general partner of the MLP Member, it being understood that conflicts of interest, if any, shall be addressed in the manner provided in the MLP Partnership Agreement.
     (c) Notwithstanding clauses (a) and (b) of this Section 5.4, if (i) a material default under a material agreement of the Company, (ii) a default on or failure to make payment of an obligation of the Company or a failure to take other action is likely to result in the imposition of a lien upon or a seizure or other collection action against a material asset or assets of the Company or (iii) a failure to comply with an order of a Governmental Body having jurisdiction directed to the Company, in each case, would be reasonably likely to have a material adverse effect on the business, operations or financial condition of the Company, any Member may require all of the Members to make a Capital Contribution pursuant to Section 3.2 hereof to cure such default, pay such obligation, comply with such order or take other action in connection therewith by delivering written notice to the other Members of its intent to require a Capital Contribution pursuant to this Section 5.4(c); provided, the aggregate amount of such required Capital Contribution may be no more than the minimum amount necessary to prevent a default, seizure or noncompliance of the type described in clauses (i), (ii) and (iii) of this paragraph.
     5.5 Meetings of Management Committee. The Members agree as follows:
     (a) Scheduling. Meetings of the Management Committee shall occur when called by any member of the Management Committee. The member calling the meeting shall provide notice of and an agenda for the Management Committee meeting to all representatives at least ten (10) Business Days prior to the date of such meetings, provided that the business matters to be acted upon at any such a meeting shall not be limited to the matters included on such agenda.

     (b) Conduct of Business. The Management Committee shall conduct its meetings in accordance with such rules as it may from time to time establish and the secretary shall keep minutes of its meetings and issue resolutions evidencing the actions taken by it. Upon the request of any Member, the secretary shall provide such Member with copies of such minutes and resolutions. Management Committee representatives may attend meetings and vote either in person or through duly authorized written proxies. Unless otherwise agreed, all meetings of the Management Committee shall be held at the principal office of the Company or by conference telephone or similar means of communication by which all representatives can participate in the meeting. Any action of the Management Committee may be taken without a meeting by unanimous written consent of the representatives.
     (c) Quorum. At meetings of the Management Committee, representatives of (i) Members holding a Majority present in person, by conference telephone or by written proxy and entitled to vote, shall constitute a quorum for the transaction of business for purposes of considering matters under Section 5.4(a) and (ii) all of the Members present in person, by conference telephone or by written proxy and entitled to vote, shall constitute a quorum for the transaction of business for purposes of considering matters under Section 5.4(b).
     5.6 Remuneration. The Management Committee representative and alternate employed by each Member shall receive no compensation from the Company for performing services in such capacity. Each Member shall be responsible for the payment of the salaries, benefits, retirement allowances and travel and lodging expenses for its Management Committee representatives and alternates.
     5.7 Individual Action by Members. No individual Member, solely by reason of its status as such, has any right to transact any business for the Company or any authority or power to sign for or bind the Company unless such power or authority has been expressly delegated to such Member in accordance with this Agreement; provided, however, that with respect to the enforcement of the Company’s rights under any contract between the Company and a Member or an Affiliate of a Member, any and all actions necessary to enforce the Company’s rights thereunder shall be taken exclusively by the Members who are not, or whose Affiliate is not, party to such contract. Further, each individual Member shall have the right to participate in audits by the Company of the Affiliates of another Member which audits are made pursuant to contracts between the Company and such Affiliates.
ARTICLE 6
INDEMNIFICATION; LIMITATIONS ON LIABILITY
     6.1 Indemnification by the Company. The Company shall indemnify and hold harmless each Member, the Management Committee representatives and alternates of each Member and the officers of the Company (each individually, a “Company Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts actually and reasonably incurred by such Company Indemnitee and arising from any threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative or other, including any appeals, to which a Company Indemnitee was or is a party or is threatened to be made a party (collectively,

“Liabilities”), arising out of or incidental to the business of the Company or such Company Indemnitee’s status as a Member, Management Committee representative or alternate of a Member or an officer of the Company; provided, however, that the Company shall not indemnify and hold harmless any Company Indemnitee for any Liabilities which are due to actual fraud or willful misconduct of such Company Indemnitee.
     (a) Rights of Company Indemnitee. Reasonable expenses incurred by a Company Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Company Indemnitee to repay such amounts if it is ultimately determined that such Company Indemnitee is not entitled to be indemnified as authorized in this Section 6.1. The indemnification provided by this Section 6.1 shall inure solely to the benefit of the Company Indemnitee and his heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     6.2 Indemnification by the Members. Each Member shall indemnify and hold harmless the Company, the other Members and their respective Management Committee representatives and alternates and the officers of the Company (each individually, a “Member Indemnitee”) for any and all Liabilities actually and reasonably incurred by such Member Indemnitee solely as a result of the actual fraud or willful misconduct of such Member, its Management Committee representatives and alternates or any officer of the Company employed by such Member or its Affiliates.
     6.3 Defense of Action. Promptly after receipt by a Company Indemnitee or a Member Indemnitee (either, an “Indemnified Party”) of notice of any pending or threatened claim, demand, action, suit, proceeding or investigation made or instituted by a Person other than another Indemnified Party (a “Third Party Action”), such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against a Person providing indemnification pursuant to Sections 6.1 or 6.2 (“Indemnifying Party”), give notice thereof to the Indemnifying Party. The Indemnifying party, at its own expense, may elect to assume the defense of any such Third Party Action through its own counsel on behalf of the Indemnified Party (with full right of subrogation to the Indemnified Party’s rights and defenses). The Indemnified Party may employ separate counsel in any such Third Party Action and participate in the defense thereof; but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Party), it being understood, however, that the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Parties, and such fees shall be designated in writing by the Indemnified Parties. All fees and expenses for any such separate counsel shall be paid periodically as incurred. The Indemnifying Party shall not be liable for any settlement of any such Third Party Action effected without its consent unless the Indemnifying Party shall elect in writing not to assume the defense thereof or fails to prosecute diligently such defense and fails after written notice from the Indemnified Party to promptly remedy the same, in which case, the Indemnified Party without waiving any rights to indemnification hereunder may defend such Third Party Action and enter into any good faith settlement thereof without the prior written consent from the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any such Third Party Action unless such settlement includes an unconditional release of the Indemnified Party from all Liabilities that are the subject of such Third Party Action. The Members agree to cooperate in any defense or settlement of any such Third Party Action and to give each other reasonable access to all information relevant thereto. The Members will similarly cooperate in the prosecution of any claim or lawsuit against any third party. If, after the Indemnifying Party elects to assume the defense of a Third Party Action, it is determined pursuant to the Dispute Resolution procedures described in Section 12.11 that the Indemnified Party is not entitled to indemnification with respect thereto, the Indemnifying Party shall discontinue the defense thereof, and if any fees or expenses for separate counsel to represent the Indemnified Party were paid by the Indemnifying Party, the Indemnified Party shall promptly reimburse the Indemnifying Party for the full amount thereof.
     6.4 Limited Liability of Members. No Member shall be personally liable for any debts, liabilities or obligations of the Company; provided that each Member shall be responsible (i) for the making of any Capital Contribution required to be made to the Company by such Member pursuant to the terms hereof and (ii) for the amount of any distribution made to such Member that must be returned to the Company pursuant to the Delaware Act.
ARTICLE 7
OPERATION OF COMPANY
     7.1 Operator. Subject to this Article 7, the Members agree to appoint the Williams Member as the operator of the Company (the “Operator”), and Williams Member accepts such appointment and agrees to act in such capacity. The Operator shall be responsible for the day-to-day operation, maintenance and repair of the Company Assets and the managerial and administrative duties relating thereto. The Operator, in its sole discretion, may subcontract with another Person, including an Affiliate, to perform the activities required to comply with its responsibilities as Operator hereunder; provided, any such subcontract shall not relieve the Operator of such responsibilities.
     7.2 Expenses. The Operator shall be reimbursed on a monthly basis, or such other basis as the Operator may determine, for (a) all direct and indirect expenses it incurs or payments it makes on behalf of the Company (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Operator to perform services for the Company or for the Operator in the discharge of its duties in such capacity), and (b) all other expenses allocable to the Company or otherwise incurred by the Operator in connection with operating the Company’s business (including the Company’s allocable share of general and administrative costs and expenses borne by the Operator and its Affiliates). The Operator shall maintain or cause to be maintained accurate records of such costs and expenses, and upon written request the Operator shall permit a Member to inspect, or shall provide such requesting Member with a copies of, such records. The Operator shall determine the expenses that are allocable to the Company. Reimbursements pursuant to this Section 7.2 shall be in addition to any reimbursement to the Operator as a result of indemnification pursuant to Section 6.1. The Operator shall make such determination in good faith.
     7.3 Accounts.
     The Management Committee shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms it may determine. The Company may not commingle the Company’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement.
ARTICLE 8
TRANSFER OF INTERESTS
     8.1 Restrictions on Transfer. The Members agree as follows:
     (a) Consent. Subject to Sections 8.1(b) and 8.1(c) and except as provided in Section 8.3(c), no Member may at any time sell, assign, transfer, convey, merge, consolidate, reorganize or otherwise dispose of all or any part of such Member’s interest without the express written consent of the other Members, which consent may be granted or withheld by any such other Members in its absolute discretion; provided, however, that subject to Sections 8.1(b) and 8.1(c), and upon notice to the other Members, any Member may transfer its respective Interest to one or more Persons (an “Internal Transferee”) wholly owned directly or indirectly by the ultimate parent of such Member (an “Internal Transfer”) without the consent of the other Members, and such Internal Transferee shall be admitted as a Member.
     (b) Certain Prohibited Transfers. No Member shall transfer all or any part of its Interest if such transfer (i) (either considered alone or in the aggregate with prior transfers by the same Member or any other Members) would result in the termination of the Company for federal income tax purposes; (ii) would result in violation of the Delaware Act or any other applicable Laws; or (iii) would result in a Default under or termination of an existing financial agreement to which the Company is a party or acceleration of debt thereunder.
     (c) Defaulting_Members. No Defaulting Member may transfer its Interest except (i) as expressly provided under Article 8, and (ii) with the consent of the Nondefaulting Members.
     (d) Effect of Prohibited Transfers. Any offer or purported transfer of a Member’s Interest in violation of the terms of this Agreement shall be void.
     8.2 Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final Regulation, (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision that in any such case, in the opinion of counsel, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the transfer of a Member’s Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.
     8.3 Right of First Offer. The Members agree as follows:
     (a) Initial Offer to Members. In the event that a Member (the “Selling Member”) desires to sell or otherwise transfer all or a portion of its Interest (the “Marketed Interest”) other than pursuant to an Internal Transfer, such Selling Member shall submit to each of the other Members (the “Non-Selling Members”) a good faith offer (a “Sale Offer”), which Sale Offer shall include a form of acquisition agreement that specifies the form and amount of consideration to be received and the other material terms on which the Selling Member proposes to sell the Marketed Interest. Upon receipt of a Sale Offer, a Non-Selling Member interested in purchasing all of such Marketed Interest shall deliver written notice (a “Purchase Notice”) to the Selling Member within 20 days of receipt of such Sale Offer (the “Notice Period”). Upon the expiration of such Notice Period, the Selling Member and any Non-Selling Members that timely delivered a Purchase Notice to the Selling Member shall have 45 days (the “Negotiation Period”) to negotiate and enter into a definitive agreement pursuant to which such Non-Selling Member(s) will acquire the Marketed Interest. If the parties enter into a definitive agreement within such Negotiation Period, the Non-Selling Member shall acquire the Marketed Interest pursuant to the terms of such definitive agreement. The closing under any such definitive agreement may occur after the expiration of such Negotiation Period. If more the one Non-Selling Member delivers a Purchase Notice to the Selling Member, each such Non-Selling Member shall be entitled to acquire a pro rata portion of the Marketed Interest determined by dividing such Non-Selling Member’s Percentage Interest by the aggregate Percentage Interests of all of the Non-Selling Members that delivered a Purchase Notice.
     (b) Negotiation with Third Party. If (i) no Non-Selling Member delivers a Purchase Notice to the Selling Member prior to the expiration of the Notice Period, (ii) the Non-Selling Member(s) and the Selling Member are unable to enter into a definitive agreement prior to the expiration of the Negotiation Period, or (iii) a definitive agreement is timely entered into but is subsequently terminated prior to closing, then the Selling Member shall have 120-days to market, offer, negotiate and consummate the sale the Marketed Interest to a third party; provided, however, the Selling Member may not consummate any such sale to a third party unless (i) the acquisition consideration to be paid by such third party is at least equal in value to the consideration set forth in the Sale Offer and (ii) the other terms and provisions of such sale are not materially more favorable to such third party than the terms and provisions contained in the Sale Offer. If the Selling Member is unable to consummate the sale of the Marketed Interest to a third party within the 120-day period referred to in the immediately preceding sentence, such Selling Member must make another Sale Offer to each of the Non-Selling Members, as provided in Section 8.3(a), and otherwise comply with the provisions of this Section 8.3 in order to sell such Marketed Interest.
     (c) Applicability of Transfer Restrictions. All transfers pursuant to this Section 8.3 must comply with the restrictions on transfers set forth in Sections 8.1 and 8.2, except that a transfer to a third party after compliance with this Section 8.3 shall not require the consent of the Non-Selling Members and the restriction in Section 8.1(b)(i) shall not apply.

     8.4 Substituted Members. As of the effectiveness of any transfer of an Interest permitted under this Agreement, (i) any transferee acquiring the Interest of a Member shall be deemed admitted as a substituted Member with respect to the Interest transferred, and (ii) such substituted Member shall be entitled to the rights and powers and subject to the restrictions and liabilities of the transferring Member with respect to the Interest so acquired. No purported transfer of an Interest in violation of the terms of this Agreement (including any transfer occurring by operation of Law) shall vest the purported transferee with any rights, powers or privileges hereunder, and no such purported transferee shall be deemed a Member hereunder for any purposes or have any right to vote or consent with respect to Company matters, to inspect Company records, to maintain derivative proceedings, to maintain any action for an accounting or to exercise any other rights of a Member hereunder or under the Delaware Act.
     8.5 Documentation; Validity of Transfer. No purported transfer of a Member’s Interest shall be effective as to the Company or the other Members unless and until the applicable provisions of Sections 8.1, 8.2 and 8.3 have been satisfied and such other Members have received a document in a form acceptable to such other Members executed by both the transferring Member (or its legal representative) and the transferee. Such document shall include: (i) the notice address of the transferee and such transferee’s express agreement to be bound by all of the terms and conditions of this Agreement with respect to the Interest being transferred; (ii) the Interests of the transferring Member and the transferee after the transfer; and (iii) representations and warranties from both the transferring Member and the transferee that the transfer was made in accordance with all applicable Laws (including state and federal securities Laws) and the terms and conditions of this Agreement. Each transfer shall be effective against the Company and the other Members as of the first Business Day of the calendar month immediately succeeding the Company’s receipt of the document required by this Section 8.5, and the applicable requirements of Sections 8.1, 8.2 and 8.3 have been met.
     8.6 Covenant Not to Withdraw or Dissolve. Notwithstanding any provision of the Delaware Act, each Member hereby agrees that it has entered into this Agreement based on the expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder. Except as otherwise expressly required or permitted hereby, each Member hereunder covenants and agrees not to (i) take any action to file a certificate of dissolution or its equivalent with respect to itself, (ii) take any action that would cause a Bankruptcy of such Member, (iii) cause or permit an interest in itself to be transferred such that, after the transfer, the Company would be considered to have terminated within the meaning of section 708 of the Code (provided that, each Member may transfer all or part of its Interest to a publicly traded partnership (or its subsidiaries) or an entity that may become a publicly traded partnership, even if such transfer, either considered alone or in the aggregate with prior transfers by the same Member or any other Members, would result in the termination of the Company for federal income tax purposes), (iv) withdraw or attempt to withdraw from the Company, except as otherwise expressly permitted by this Agreement or the Delaware Act, (v) exercise any power under the Delaware Act to dissolve the Company, (vi) transfer all or any portion of its Interest, except as expressly provided herein, or (vii) demand a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits), in each case without the consent of the other Members.

ARTICLE 9
DEFAULT
     9.1 Events of Default. If any of the following events occurs (each an “Event of Default”):
     (a) the Bankruptcy, insolvency, dissolution, liquidation, death, retirement, resignation, termination, expulsion of a Member or the occurrence of any other event under the Delaware Act which terminates the continued membership of a Member in the Company;
     (b) all or any part of the Interest of a Member is seized by a creditor of such Member, and the same is not released from seizure or bonded out within 30 days from the date of notice of seizure;
     (c) a Member (i) fails to provide any Capital Contribution requested by a Member pursuant to Section 5.4(c) or as otherwise required by Article 3, (ii) fails to indemnify or reimburse the other Members for the liabilities and obligations as set forth in this Agreement or (iii) fails to perform or fulfill when due any other material financial or monetary obligation imposed on such Member in this Agreement and, in each case, such failure continues for 15 days or such shorter period as may be specified for a Default under such agreement relating to borrowed money (each of the foregoing, a “Monetary Default”);
     (d) a member Defaults or otherwise fails to perform or fulfill any material covenant, provision or obligation (other than financial or monetary obligations, with are covered in Section 9.1(c)) under this Agreement or any agreement relating to borrowed money to which the Company is a party and such failure continues for 30 days or such shorter period as may be specified for a Default under such agreement relating to borrowed money;
     (e) a Member transfers or attempts to transfer all or any portion of its Interest in the Company other than in accordance with the terms of this Agreement;
     (f) a Change of Ownership occurs with respect to the Williams Member; provided, however, that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of the following events shall be deemed to constitute Changes of Ownership:
     (i) a Change of Ownership of the Parent of the Williams Member;
     (ii) a change of ownership of all or substantially all of the midstream assets of the Parent of the Williams Member (including all of the Williams Member’s Interest);
then a “Default” hereunder shall be deemed to have occurred and the Member with respect to which one or more Events of Default has occurred shall be referred to as the “Defaulting Member”, and the other Members shall be referred to as “Nondefaulting Members.”

     9.2 Consequences of Default. The Members agree as follows:
     (a) Suspension of Distributions in the case of Monetary Default. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made to any Defaulting Member who is in Monetary Default pursuant to Section 9.1(c). So long as any Monetary Default is continuing, the Defaulting Member assigns to the Nondefaulting Members (in proportion to the Nondefaulting Members’ Percentage Interests) its right to receive any and all distributions under this Agreement and such distributions shall be paid to the Nondefaulting Members. The Defaulting Member shall also compensate the Nondefaulting Members for losses, damages, costs and expenses resulting directly or indirectly from such Monetary Default. If the Defaulting Member shall dispute whether an Event of Default has occurred, or the amount of the loss, damage, cost or expense incurred by the Nondefaulting Members as a consequence of a Monetary Default, the matter shall be submitted promptly to the dispute resolution procedure provided for in Section 12.11 hereof.
     (b) Options of Nondefaulting Members. In the event of the occurrence of certain Events of Default as specified below, the Nondefaulting Members may take one or more of the following actions:
     (i) cure the Default and cause the cost of such cure to be charged against a special loan account established for the Defaulting Member until the entire amount of such cost plus interest on the unpaid balance in accordance with Section 3.2 shall have been paid or reimbursed to the Nondefaulting Members from any subsequent distributions made pursuant to this Agreement to which the Defaulting Member would otherwise have been entitled, which amounts shall be paid first as interest and then principal, until the cost is paid in full; and
     (ii) exercise any other rights and remedies available at law or in equity, subject to Section 12.11.
ARTICLE 10
DISSOLUTION AND LIQUIDATION
     10.1 Dissolution. The Company shall be dissolved upon the earliest to occur of the following:
     (a) all or substantially all of the Company’s assets and properties have been sold and reduced to cash;
     (b) the written consent of each Member; or
     (c) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.
The Members expressly recognize the right of the Company to continue in existence upon the occurrence of an Event of Default specified in Section 9.1(a) unless the Nondefaulting Members elect to dissolve the Company pursuant to this Section 10.1.

     10.2 Liquidation. The Members agree as follows:
     (a) Procedures. Upon dissolution of the Company, the Management Committee, or if there are no remaining Management Committee representatives, such Person as is designated by the Members (the remaining Management Committee or such Person being herein referred to as the “Liquidator”) shall proceed to wind up the business and affairs of the Company in accordance with the terms hereof and the requirements of the Delaware Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up.
     (b) Distributions. In connection with the winding up of the Company, the Company Assets or proceeds thereof shall be distributed as follows:
     (i) To creditors, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities to Members and former Members under Sections 18-601 and 18-604 of the Delaware Act;
     (ii) To Members and former Members in satisfaction of liabilities for distributions under Sections 18-601 and 18-604 of the Delaware Act; and
     (iii) all remaining Company Assets shall be distributed to the Members as follows:
     (A) the Liquidator may sell any or all Company Assets, including to one or more of the Members (other than any Member in Default at the time of dissolution), and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Article 4;
     (B) with respect to all Company Assets that have not been sold, the fair market value of such Company Assets (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) shall be determined and the Capital Accounts of the Members shall be adjusted in accordance with Article 4 to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such Company Assets that have not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of such Company Assets for their fair market value on the date of distribution;
     (C) Company Assets shall be distributed among the Members ratably in proportion to each Member’s positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs (other than those made by reason of this clause (C)); and in each case, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation); and
     (D) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 10.2(b)(iii). The distribution of Company Assets to a Member in accordance with the provisions of this Section 10.2(b)(iii) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Interest and all the Company Assets.
     (c) Capital Account Deficits; Termination. To the extent that any Member has a deficit in its Capital Account, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute any amounts to the Company to bring the balance of such Member’s Capital Account to zero. Following the completion of the winding up of the affairs of the Company and the distribution of Company Assets, the Company shall be deemed terminated and the Liquidator shall file a certificate of cancellation in the Office of the Secretary of State of the State of Delaware as required by the Delaware Act.
ARTICLE 11
FINANCIAL MATTERS
     11.1 Books and Records. The Company shall maintain or cause to be maintained accurate and complete books and records, on the accrual basis, in accordance with GAAP (which, having been adopted, shall not be changed without the prior written consent of the Members), showing all costs, expenditures, sales, receipts, assets and liabilities and profits and losses and all other records necessary, convenient or incidental to recording the Company’s business and affairs; provided, however, that the Members’ Capital Accounts shall be maintained in accordance with Section 3. All of such books and records of the Company shall be open to inspection by each Member or its designated representative at the inspecting Member’s expense at any reasonable time during business hours and shall be audited every year by a joint audit team consisting of representatives from each Member. Each Member shall be responsible for all costs incurred by or associated with its respective representatives on such joint audit team.
     11.2 Financial Reports; Budget.
     (a) No later than 25 days following the last day of each calendar quarter, the Company shall cause each Member to be furnished with a balance sheet, an income statement and a statement of cash flows for, or as of the end of such calendar quarter. The Management Committee shall cause each Member to be furnished with audited financial statements no later than 60 days following the last day of each fiscal year, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s GAAP Capital Account as of the end of the immediately preceding Fiscal Year. The Management Committee also may cause to be prepared or delivered such other reports as it may deem in its sole judgment, appropriate. The Company shall bear the costs of the preparation of the reports and financial statements referred to in this Section 11.2(a).
     (b) Upon request of a Member, the Company will prepare and deliver to any such Member or its Parent all of such additional financial statements, notes thereto and additional financial information not prepared pursuant to Section 11.2(a) above as may be required in order for such Member or Parent to comply with its reporting requirements under (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (iii) any national securities exchange or automated quotation system, in each case, on a timely basis. All of such financial statements must be prepared in accordance with GAAP.
     (c) Prior to the beginning of each fiscal year, the Company shall prepare and submit to the Management Committee for approval by unanimous vote a business plan for the upcoming fiscal year, including capital and operating expense budgets and operating income projections; provided, that the unanimous vote of the Management Committee shall not be required for the Company with respect to items not covered by such business plan unless otherwise required by Schedule 5.4.
     11.3 Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Management Committee may determine. The Company may not commingle the Company’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement.
     11.4 Tax Matters. The Members agree as follows:
     (a) Tax Matters Partner. The Williams Member shall be designated as the “Tax Matters Partner” pursuant to Code Section 6231(a)(7) and the Regulations promulgated thereunder. The Tax Matters Partner shall be responsible for all tax compliance and audit functions related to federal, state, and local tax returns of the Company. The Tax Matters Partner is specifically directed and authorized to take whatever steps such Member, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may be from time to time required. The Tax Matters Partner shall not be liable to the Company or the Members for any act or omission taken or suffered by it in its capacity as Tax Matters Partner in good faith in the belief that such act or omission is in accordance with the directions of the Management Committee; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of law.
     (b) Tax Information. Upon written request of the Tax Matters Partner, the Company and each Member shall furnish to the Tax Matters Partner, all pertinent information in its possession relating to the Company operations that is necessary to enable the Tax Matters Partner to file all federal, state, and local tax returns of the Company.

     (c) Tax Elections. The Company shall make the following elections on the appropriate tax returns:
     (i) to adopt the accrual method of accounting;
     (ii) an election pursuant to section 754 of the Code; and
     (iii) any other election that a Majority may deem appropriate.
It is the expressed intention of the Members hereunder to be treated as a partnership for federal and state tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.
     (d) Notices. The Tax Matters Partner shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the tenth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Partner may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of a Majority.
     (e) Filing of Returns. The Tax Matters Partner shall file all tax returns in a timely manner, provide all Members, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation of such Member of its income tax returns and such Member’s tax information reporting requirements, provide all Members with a draft of the return for their review and comment no later than February 1st of the year following, and provide all Members with a final return for the preparation of their federal and state returns no later than September 1st of the year following.
ARTICLE 12
MISCELLANEOUS
     12.1 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered on the date of receipt if (a) delivered personally; (b) telecopied or telexed with transmission confirmed; (c) mailed by registered or certified mail return receipt requested; or (d) delivered by a recognized commercial courier to the Member as follows (or to such other address as any Member shall have last designated by written notice to the other Members):
If to the Company:

Williams Four Corners LLC
One Williams Center
Tulsa, Oklahoma 74172
Attention:

Fax: 918 573 [4503]
Phone: 918 573 [2000]
If to the Williams Member:

Williams Field Services Company, LLC
One Williams Center
Tulsa, Oklahoma 74121
Attention: [           ]
Fax: 918 573 [4503]
Phone: 918 573 [2000]
If to the MLP Member:

Williams Partners Operating LLC
One Williams Center
Tulsa, Oklahoma 74121
Attention: [President]
Fax: 918 573 [4503]
Phone: 918 573 [2000]
     12.2 Amendment. This Agreement, including this Section 12.2 and the Schedules and Exhibits hereto, shall not be amended or modified except by an instrument in writing signed by or on behalf of all of the Members.
     12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware as applied to contracts made and performed within the State of Delaware, without regard to principles of conflict of Laws.
     12.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted successors and assigns.
     12.5 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not party to this Agreement, except (i) the Company Indemnitees and Member Indemnitees are third party beneficiaries to Article 6 of this Agreement and their rights are subject to the terms of such Article 6 and (ii) as provided in Section 11.2(b).
     12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     12.7 Invalidity. If any of the provisions of this Agreement, including the Schedules, is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the Members shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.
     12.8 Entire Agreement. This Agreement, including the Schedules, contains the entire agreement among the Members hereto with respect to the subject matter hereof and all prior or contemporaneous understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Members’ understandings which have not been incorporated into this Agreement or the Schedules.
     12.9 Expenses. Except as the Members may otherwise agree or as otherwise provided herein, each Member shall bear its respective fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby.
     12.10 Waiver. No waiver by any Member, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Member’s right at any other time or a waiver of such Member’s rights under any other provision of this Agreement unless it is made in writing and signed by the President or a Vice President of the Member waiving the condition. No failure by any Member hereto to take any action with respect to any breach of this Agreement or Default by another Member shall constitute a waiver of the former Member’s right to enforce any provision of this Agreement or to take action with respect to such breach or Default or any subsequent breach or Default by such later Member.
     12.11 Dispute Resolution.
     (a) Scope. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 12.11, which shall be the sole and exclusive procedures for the resolution of any such disputes.
     (b) Senior Party Negotiation. The Members shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between management representatives who have authority to settle the controversy and who are at least one level above the persons with direct responsibility for administration of this Agreement and who have been unsuccessfully involved with the dispute up to this point. Any Member may give the other Member written notice of any dispute not resolved in the normal course of business (“Notice of Dispute”). Within 20 days after delivery of the Notice of Dispute, the receiving Member shall submit to the other a written response. The notice and the response shall include (a) a statement of each Member’s position and a summary of arguments supporting that position, and (b) the name and title of the officer or executive who will represent that Member and of any other person who will accompany such officer or executive. Within 20 days after delivery of the disputing Member’s Notice of Dispute, the representatives of both Member shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

     (c) Litigation. If the dispute has not been resolved by non-binding means as provided herein within 20 days of the initiation of such procedure, either Member may initiate litigation; provided, however, that if one Member has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting Member may initiate litigation before expiration of the above period.
     (d) Sole Procedures. The procedures specified in this Section 12.11 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances. The requirements of this Section 12.11 shall not be deemed a waiver of any right of termination under this Agreement.
     12.12 Disclosure. Each Member is acquiring its Interest in the Company based upon its own independent investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement are based upon its own investigation, analysis and expertise. Each Member’s acquisition of its Interest in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof.
     12.13 Brokers and Finder. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Member in such manner as to give rise to any valid claim against any Member for any brokerage or finder’s commission, fee or similar compensation.
     12.14 Further Assurances. The Members shall provide to each other such information with respect to the transactions contemplated hereby as may be reasonably requested and shall execute and deliver to each other such further documents and take such further action as may be reasonably requested by any Member to document, complete or give full effect to the terms and provisions of this Agreement and the transactions contemplated herein.
     12.15 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision hereof.
     12.16 Waiver of Certain Damages. Each of the Members (individually, and on behalf of the Company) waives any right to recover any damages, including consequential or punitive damages, in excess of actual damages from any other Member or the Company in connection with a default under this Agreement.
     12.17 Certificates of Interest. The Interests of the Members in the Company shall be represented by Certificates (“Certificates”), which shall certify the Percentage Interest held by such Member. Subject to the laws of Delaware and the terms of this Agreement, Interests in the Company shall be transferable only upon the books of the Company by the holders thereof, upon surrender and cancellation of certificates for such Interest transferred, with a duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signature to such assignment and power of transfer as the Company or its agents may reasonably require. All transfers and assignments shall be subject to the provisions of Article 8 and the other provisions of this Agreement. The Company may issue a new certificate in place of any certificate previously issued by it and alleged to have been lost, stolen or destroyed.
* * * * *

     IN WITNESS WHEREOF, the Members hereto have executed this Agreement as of                     , 2006, to be effective as of the Effective Date.

WILLIAMS FIELD SERVICES COMPANY, LLC
By:

Name:

Title:

WILLIAMS PARTNERS OPERATING LLC

By: Williams Partners L.P., its managing member

By: Williams Partners GP LLC, its general partner

By:

Name:

Title:

SCHEDULE 3.1

Member	Percentage Interest
Williams Partners Operating LLC	25.1%
Williams Field Services Company, LLC	74.9%

Schedule 3.1 - Page 1

SCHEDULE 5.4
     Pursuant to Section 5.4(b), the following is a list of matters requiring a unanimous vote of the Management Committee for approval:
1.	The sale, assignment, transfer, lease or other disposition of all or any portion of the Company Assets for consideration in excess of $20,000,000 in the aggregate.

2.	The purchase or other acquisition of any asset or business of, any equity interest in, or any investment in, any Person for consideration in excess of $20,000,000 in the aggregate.

3.	The Company canceling, compromising, waiving, releasing or settling of any right, claim or lawsuit for an amount in excess of $20,000,000.

4.	The filing by the Company of any material lawsuit.

5.	The undertaking by the Company of any capital project in excess of $20,000,000, other than (a) reasonable capital expenditures in connection with any emergency or force majeure events or (b) as contemplated by the capital budget prepared and approved in accordance with the provisions of Section 11.2.

6.	The issuance, incurrence, guarantee or assumption of any indebtedness by the Company (except amounts borrowed under the Loan Agreement).

7.	The issuance or sale of any equity interests of the Company or any option, warrant or other security convertible into or exercisable for any equity interests of the Company.

8.	The redemption, repurchase or other acquisition of any equity interests of the Company.

9.	The Company making any distributions (whether in cash or otherwise) with respect to the Membership Interests (except as provided in Section 4.3).

10.	The Company entering into, amending, terminating, canceling or renewing any material contracts outside the ordinary course of business.

11.	The Company engaging in any transaction with an Affiliate of the Company; provided, that the foregoing shall not apply to transactions or contracts in effect on the date of this Agreement or, in the ordinary course of business, transactions on commercially reasonable terms for the provision of natural gas gathering, processing, treating or marketing services or for the purchase of power or natural gas for fuel or system requirements..

12.	The Company merging or consolidating with another Person.

13.	The Company making any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under The Williams Companies, Inc. cash management system)

Schedule 5.4 - Page 1

14.	A call for capital contributions by the Members, except as provided in Section 5.4(c) the Agreement.

15.	Any amendment to this Agreement or the Certificate of Formation of the Company.

16.	Any liquidation, dissolution, recapitalization or other winding up of the Company.

17.	The Company making any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or applicable law.

18.	The Company making, amending or revoking any material election with respect to taxes.

19.	Acquiring, commencing or conducting any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code).

Exhibit A
to Amended and Restated Limited Liability Company Agreement
of Williams Four Corners, LLC
LOAN AGREEMENT
     This AGREEMENT is made                     , 2006 (the “Effective Date”) between The Williams Companies, Inc., a Delaware corporation, with principal offices at One Williams Center, Tulsa, Oklahoma 74172 (“Lender”) and Williams Four Corners, LLC, a Delaware limited liability company, with principal offices at One Williams Center, Tulsa, Oklahoma 74172 (“Borrower”) (this “Agreement”).
     1. Loan. Lender shall make revolving loans to Borrower during the term of this Agreement in an aggregate amount outstanding of up to, but not exceeding, $20,000,000 at any time.
     2. Term. Borrower may borrow sums from Lender up to the total loan commitment of $20,000,000 at any time from the Effective Date to ___, 2009 (the “Maturity Date”). Borrower hereby promises to pay to Lender interest when due hereunder and all outstanding principal, interest and other payments owing under this Agreement in full on the Maturity Date.
     3. Early Termination. Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change of Control (hereinafter defined) of the General Partner (hereinafter defined), the Maturity Date shall be deemed to have immediately occurred as of the date of such Change of Control. As used herein, the following terms shall have the following meanings: “General Partner” means Williams Partners GP LLC, a Delaware limited liability company and the general partner of Williams Partners L.P., a Delaware limited partnership (“Williams Partners”), and any permitted successors and assigns under the agreement of limited partnership of Williams Partners. “Change of Control” means any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the General Partner’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such Person or assets are owned, directly or indirectly, by the General Partner; (ii) the dissolution or liquidation of the General Partner; (iii) the consolidation or merger of the General Partner with or into another Person pursuant to a transaction in which the outstanding membership interests of the General Partner are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding membership interests of the General Partner are changed into or exchanged for Voting Securities of the surviving corporation or its parent and (b) the Lender continues to own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving corporation or its parent immediately after such transaction; and (iv) other than Lender and its affiliates, a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding membership interests of the General Partner, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above. “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Person” means a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity. “Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person, or in the case of a limited partnership, a majority of the general partner interests in such limited partnership.
     4. Procedure for Borrowing. Borrower may borrow in amounts of not less than $50,000.00, and in additional multiples of not less than $5,000.00, by giving written notice to Lender. The procedure for the Borrower requesting borrowings and the Lender making advances hereunder shall be the same as that for Revolving Credit Borrowings and Revolving Credit Advances under the Amended and Restated Credit Agreement dated as of May 20, 2005 among The Williams Companies, Inc., Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation, and Williams Partners, as Borrowers, and Citicorp USA, Inc. as Administrative Agent and Collateral Agent, Citibank N.A. and Bank of America N.A., as Issuing Banks, and the Banks parties thereto as it may be amended or restated from time to time (the “Williams Companies Credit Agreement”) except that notices and payments shall be sent to the applicable addresses for the Lender and the Borrower as set forth herein.
     5. Revolving Nature and Availability. Subject to the terms and conditions hereof, the Borrower may increase or decrease loans under this Agreement by making drawdowns, repayments and further drawdowns.
     6. Conditions of Loans. The obligation of Lender to make the loans described herein is subject to the following conditions:
     (a) a Default (hereinafter defined) has not occurred and is continuing;
     (b) the proceeds of the proposed loan disbursement are, at the date of the relevant request, used by the Borrower for such purpose(s) as are reasonably determined by Borrower.
     7. Interest. The Borrower promises to pay interest on the unpaid principal amount from time to time outstanding, on the same dates and at the same rates and calculated in the same manner as apply to Revolving Credit Advances made to Lender under the Williams Companies Credit Agreement, including, without limitation, that Borrower shall have the right to elect whether borrowings made hereunder shall be Base Rate Advances or Eurodollar Rate Advances and, with respect to Eurodollar Rate Advances, shall have the right to select interest periods in the same manner as Lender has the right to select such periods under the Williams Companies Credit Agreement. All payments of principal and interest shall be payable in lawful currency of the United States of America at the office of the Lender as provided above or such other address as the holder hereof shall have designated to the Borrower, in immediately available funds.
     8. Prepayment. Borrower may prepay all or part of any amounts outstanding hereunder at any time without payment of penalty. Any partial prepayment, however, shall be applied against unpaid installments outstanding hereunder in the inverse order of maturity beginning with the shortest maturity and shall not be made in amounts of less than $5,000.
     9. Default. Borrower shall be in default (“Default”) if any of the following events occur and continue:

     (a) It becomes insolvent or admits in writing its inability to pay its debts as they mature; applies for, consents to, or acquiesces in the appointment of a trustee or receiver for any of its property; in the absence of an application, consent, or acquiescence a trustee or receiver is appointed for it or a substantial part of its property and is not discharged within 60 days; it otherwise commits an act of bankruptcy; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against it and if instituted is consented to or acquiesced in by it or remains for 60 days undismissed;
     (b) It defaults in the performance of the terms and conditions of this Agreement and such default continues for 30 days after notice thereof from Lender; or
     (c) Any government, board, agency, department, or commission takes possession or control of a substantial part of Borrower’s property and such possession or control continues for 30 days.
     10. Acceleration at Option of Lender. If any of the events listed in paragraph 9(a), (b), or (c) occur and continue, Lender may declare the amounts outstanding under this Agreement immediately due and payable, at which time all unpaid installments shall immediately become due and payable. Lender shall promptly advise Borrower in writing of any acceleration under this paragraph, but the failure to do so shall not impair the effect of a subsequent declaration.
     11. Cross-References to Williams Companies Credit Agreement. Notwithstanding anything contained in this Agreement to the contrary, in the event (i) there is a default under the Williams Companies Credit Agreement, and/or (ii) the Williams Companies Credit Agreement or the commitments of the lenders to make loans thereunder are terminated for any reason, Lender and Borrower agree that any provision in this Agreement that relies on cross-references to the Williams Companies Credit Agreement shall be interpreted as if the Williams Companies Credit Agreement was not in default and was in full force and effect, the intention of the parties to this Agreement being that Borrower shall, following such default and/or termination, have the right to continue to make revolving borrowings under this Agreement at the interest rates and upon the other terms and conditions so cross-referenced as if such default and/or termination had not occurred with respect to the Williams Companies Credit Agreement. The parties hereto agree and acknowledge that the reduction in, or termination of, the commitments under the Williams Companies Credit Agreement or the failure or refusal of the lenders under the Williams Companies Credit Agreement to make loans thereunder for any reason, including, without limitation, due to a default thereunder and/or the termination thereof, shall not affect Lender’s obligations to make loans under this Agreement.
     12. Binding Effect. This Agreement shall be binding on the respective successors and assigns of Lender and Borrower and shall inure to the benefit of Lender’s successors and assigns.
     13. Loan Expenses. Except as expressly set forth herein, Borrower shall not be required to pay any fees or other expenses of Lender in connection with this Agreement or the Loans made hereunder.

     14. Commitment Fee. The Borrower shall pay to the Lender a commitment fee on the daily average unused amount of the revolving loans for the period from and including the Effective Date up to, but excluding, the Maturity Date at a rate of 0.30% per annum. Accrued commitment fees shall be payable quarterly in arrears on the last day of each fiscal quarter of Borrower and on the Maturity Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     15. Non-Waiver. No delay or failure by Lender to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.
     16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
     17. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     19. Time of Essence. Time is expressly declared to be the essence of this Agreement.
     20. Entire Agreement; Modification. This instrument and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties. This Agreement may not be modified except in a writing signed by both parties.
     21. Notices. All notices under this Agreement shall be in writing and delivered to the respective parties at their principal offices stated at the beginning hereof.
     22. No Third Party Beneficiaries. The agreement of the Lender to make the loan to the Borrower for the account of the Borrower on the terms and conditions set forth in this Agreement, is solely for the benefit of the Borrower and no other person has any rights hereunder against the Lender or with respect to the extension of credit contemplated hereby.
     23. Special Exculpation. No claim may be made by the Borrower or any other person against the Lender, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     24. Waiver of Jury Trial. Each of the Borrower and the Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     25. Indemnification. Borrower agrees to pay on demand all reasonable costs and expenses incurred by Lender in connection with enforcement of this Agreement. Borrower agrees to the fullest extent permitted by law, to indemnify and hold harmless the Lender and each of its directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the loans made hereunder or any transaction in which any proceeds of all or any part of the loans made hereunder are applied.
     26. Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.
     27. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.
     28. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any amounts outstanding hereunder, together with all fees, charges and other amounts which are treated as interest on such amounts under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such amounts outstanding hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such amounts outstanding but were not payable as a result of the operation of this Section 28 shall be cumulated and the interest and Charges payable to Lender in respect of other amounts outstanding hereunder or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. “Federal Funds Effective Rate” as used herein means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

     In witness whereof the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

THE WILLIAMS COMPANIES, INC.

By:

Name:
Title:

WILLIAMS FOUR CORNERS, LLC

By:

Name:
Title:

EXHIBIT C
CONTRIBUTION, CONVEYANCE AND
ASSUMPTION AGREEMENT
BY AND AMONG
WILLIAMS FIELD SERVICES COMPANY, LLC
AND
WILLIAMS FOUR CORNERS LLC

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; RECORDATION	1
1.1 Definitions	1
1.2 Schedules	2

ARTICLE II THE CONVEYANCE	2
2.1 Contribution and Conveyance of the Four Corners Assets by WFSC to Four Corners	2
2.2 Excluded Assets	3
2.3 Specific Conveyances	3

ARTICLE III ASSUMPTION OF CERTAIN LIABILITIES	3
3.1 Assumption of Four Corners Asset Liabilities by Four Corners	3
3.2 General Provisions Relating to Assumption of Liabilities	3

ARTICLE IV TITLE MATTERS	4
4.1 Encumbrances	4
4.2 Disclaimer of Warranties; Subrogation; Waiver	4

ARTICLE V FURTHER ASSURANCES	6
5.1 Further Assurances	6
5.2 Other Assurances	6

ARTICLE VI POWER OF ATTORNEY	6
6.1 WFSC	6

ARTICLE VII MISCELLANEOUS	7
7.1 Order of Completion of Transactions	7
7.2 Consents; Restriction on Assignment	7
7.3 Costs	8
7.4 Headings; References; Interpretation	8
7.5 Successors and Assigns	8
7.6 No Third Party Rights	8
7.7 Counterparts	8
7.8 Governing Law	8
7.9 Severability	9
7.10 Deed; Bill of Sale; Assignment	9
7.11 Amendment or Modification	9
7.12 Integration	9
-i-

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
     THIS CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT, dated as of                     , 2006 (this “Agreement”), is entered into by and between Williams Field Services Company, LLC, a Delaware limited liability company (“WFSC”), and Williams Four Corners LLC, a Delaware limited liability company (“Four Corners”). The foregoing shall be referred to individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used are defined in Article I hereof.
RECITALS
1.	WHEREAS, Williams Field Services Company, a Delaware corporation and the predecessor entity to WFSC (“WFS Company”), formed Four Corners pursuant to the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and contributed $[ ] in exchange for all of the membership interests in Four Corners.
2.	WHEREAS, WFS Company filed a Certificate of Conversion pursuant to Section 266 of the General Corporation Law of the State of Delaware to convert itself to WFSC.

3.	WHEREAS, concurrently with the consummation of the transactions contemplated hereby, WFSC will convey the Four Corners Assets (as defined herein) to Four Corners as a capital contribution with Four Corners assuming the Four Corners Asset Liabilities (as defined herein).
     NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS; RECORDATION
      1.1 Definitions. The following capitalized terms have the meanings given below.
     “Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Delaware LLC Act” has the meaning assigned to such term in the first recital of this Agreement.
     “Effective Date” means                     , 2006.
     “Effective Time” means the time when the transactions contemplated by Article II hereof have been consummated.
     “Excluded Assets” has the meaning assigned to such term in Section 2.2.
     “Excluded Liabilities” has the meaning assigned to such term in Section 3.2.

     “Four Corners” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Four Corners Asset Liabilities” shall mean all liabilities and obligations relating to the Four Corners Assets. The Four Corners Asset Liabilities shall not include the Excluded Liabilities.
     “Four Corners Assets” has the meaning assigned to such term in Section 2.1.
     “Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.
     “Party and Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.
     “Registration Statement” means the registration statement on Form S-1 (File No. 333-[                    ]) filed by Williams Partners L.P.
     “Restriction” has the meaning assigned to such term in Section 7.2.
     “Restriction Asset” has the meaning assigned to such term in Section 7.2.
     “Specific Conveyances” has the meaning assigned to such term in Section 2.2.
     “WFSC” has the meaning assigned to such term in the first paragraph of this Agreement.
     “WFS Company” has the meaning assigned to such term in the first recital of this Agreement.
     1.2 Schedules. The following schedules are attached hereto:
          (a) Schedule 2.1 — List of Four Corners Assets
          (b) Schedule 2.2 — List of Excluded Assets
ARTICLE II
THE CONVEYANCE
     2.1 Contribution and Conveyance of the Four Corners Assets by WFSC to Four Corners. WFSC hereby grants, contributes, transfers, assigns and conveys to Four Corners, its successor and assigns, for its and their own use forever, all of its right, title and interest in and to all of the assets described on Schedule 2.1 (the “Four Corners Assets”), and Four Corners hereby accepts the Four Corners Assets, as a contribution to the capital of Four Corners, subject to all matters to be contained in the instruments of conveyance covering the Four Corners Assets to evidence such contribution and conveyance, if any. The Four Corners Assets shall not include the Excluded Assets.

     TO HAVE AND TO HOLD the Four Corners Assets unto Four Corners, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, and in such instruments of conveyance, forever.
     2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, WFSC shall not grant, contribute, transfer, assign or convey to Four Corners (or cause to be granted, contributed, transferred, assigned or conveyed), and Four Corners shall neither assume, purchase nor acquire from WFSC any of the assets described on Schedule 2.2 (collectively, the “Excluded Assets”).
     2.3 Specific Conveyances. To further evidence the contributions of the Four Corners Assets reflected in this Agreement, WFSC may have executed and delivered to Four Corners certain conveyance, assignment and bill of sale instruments (the “Specific Conveyances”). The Specific Conveyances shall evidence and perfect such contribution and conveyance made by this Agreement and shall not constitute a second conveyance of any assets or interests therein and shall be subject to the terms of this Agreement.
ARTICLE III
ASSUMPTION OF CERTAIN LIABILITIES
     3.1 Assumption of Four Corners Asset Liabilities by Four Corners. In connection with the contribution by WFSC of the Four Corners Assets to Four Corners, as set forth in Section 2.1 above, Four Corners hereby assumes and agrees to duly and timely pay, perform and discharge all of the Four Corners Asset Liabilities, to the full extent that WFSC has been heretofore or would have been in the future obligated to pay, perform and discharge the Four Corners Asset Liabilities were it not for such contribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Four Corners Asset Liabilities shall not (a) increase the obligation of Four Corners with respect to the Four Corners Asset Liabilities beyond that of WFSC, (b) waive any valid defense that was available to WFSC with respect to the Four Corners Asset Liabilities or (c) enlarge any rights or remedies of any third party under any of the Four Corners Asset Liabilities.
     3.2 General Provisions Relating to Assumption of Liabilities
          (a) Notwithstanding any other provisions of this Agreement to the contrary, WFSC and Four Corners agree that Four Corners shall not be obligated to, and shall not, assume any liabilities or obligations related to the Excluded Assets (collectively, the “Excluded Liabilities”).
          (b) Notwithstanding anything to the contrary contained in this Agreement including, without limitation, the terms and provisions of this Article III, Four Corners shall not be deemed to have assumed, and the Four Corners Assets have not been or are not being contributed subject to, any liens or security interests securing consensual indebtedness covering any of the Four Corners Assets, and all such liens and security interests shall be deemed to be excluded from the assumptions of liabilities made under this Article III.

ARTICLE IV
TITLE MATTERS
     4.1 Encumbrances.
          (a) Except to the extent provided in Section 3.2 or any other document executed in connection with this Agreement, the contribution and conveyance (by operation of Law or otherwise) of the Four Corners Assets as reflected in this Agreement are made expressly subject to all recorded encumbrances, agreements, defects, restrictions, and adverse claims covering the Four Corners Assets (other than liens not shown on any of the schedules to this Agreement) and all Laws, rules, regulations, ordinances, judgments and orders of governmental authorities or tribunals having or asserting jurisdiction over the Four Corners Assets and operations conducted thereon or therewith, in each case to the extent the same are valid and enforceable and affect the Four Corners Assets, including, without limitation, (i) all matters that a current on the ground survey, title insurance commitment or policy, or visual inspection of the Four Corners Assets would reflect, (ii) the applicable liabilities assumed in Article III, and (iii) all matters contained in the Specific Conveyances.
          (b) To the extent that certain jurisdictions in which the Four Corners Assets are located may require that documents be recorded in order to evidence the transfers of title reflected in this Agreement, then the provisions set forth in Section 4.1(a) immediately above shall also be applicable to the conveyances under such documents.
     4.2 Disclaimer of Warranties; Subrogation; Waiver.
          (a) EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE FOUR CORNERS ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE FOUR CORNERS ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE FOUR CORNERS ASSETS, (B) THE INCOME TO BE DERIVED FROM THE FOUR CORNERS ASSETS, (C) THE SUITABILITY OF THE FOUR CORNERS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE FOUR CORNERS ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE FOUR CORNERS ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, THE PARTIES

ACKNOWLEDGE AND AGREE THAT EACH HAS HAD THE OPPORTUNITY TO INSPECT THE FOUR CORNERS ASSETS, AND EACH IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE FOUR CORNERS ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY OF THE PARTIES. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE FOUR CORNERS ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE CONTRIBUTION OF THE FOUR CORNERS ASSETS AS PROVIDED FOR HEREIN IS MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE FOUR CORNERS ASSETS ARE CONTRIBUTED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE SUCH CONTRIBUTION AND CONVEYANCE OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE FOUR CORNERS ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT.
          (b) To the extent that certain jurisdictions in which the Four Corners Assets are located may require that documents be recorded in order to evidence the transfers of title reflected in this Agreement, then the disclaimers set forth in Section 4.2(a) immediately above shall also be applicable to the conveyances under such documents.
          (c) The contribution of the Four Corners Assets made under this Agreement is made with full right of substitution and subrogation of Four Corners, and all persons claiming by, through and under Four Corners, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of the parties contributing the Four Corners Assets, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Four Corner Assets.
          (d) Each of the Parties agrees that the disclaimers contained in this Section 4.2 are “conspicuous” disclaimers. Any covenants implied by statute or Law by the use of the words “grant,” “convey,” “bargain,” “sell,” “assign,” “transfer,” “deliver,” or “set over” or any of them or any other words used in this Agreement or any schedules hereto are hereby expressly disclaimed, waived or negated.
          (e) Each of the Parties hereby waives compliance with any applicable bulk sales Law or any similar Law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

ARTICLE V
FURTHER ASSURANCES
     5.1 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that Four Corners own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in Four Corners and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
     5.2 Other Assurances. From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, the Parties acknowledge that the Parties have used their good faith efforts to attempt to identify all of the assets being contributed to Four Corners as required in connection with this Agreement. However, due to the age of some of those assets and the difficulties in locating appropriate data with respect to some of the assets it is possible that assets intended to be contributed to Four Corners were not identified and therefore are not included in the assets contributed to Four Corners. It is the express intent of the Parties that Four Corners own all assets necessary to operate the assets that are identified in this Agreement and in the Registration Statement. To the extent any assets were not identified but are necessary to the operation of assets that were identified, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to Four Corners. To the extent such assets are identified at a later date, the Parties shall take the appropriate actions required in order to convey all such assets to Four Corners. Likewise, to the extent that assets are identified at a later date that were not intended by the parties to be conveyed as reflected in the Registration Statement, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate party.
ARTICLE VI
POWER OF ATTORNEY
     6.1 WFSC. WFSC hereby constitutes and appoints Four Corners and its successors and assigns, its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of WFSC and its successors and assigns, and for the benefit of Four Corners and its successors and assigns, to demand and receive from time to time the Four Corners Assets and to execute in the name of WFSC and its successors and assigns, instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the names of WFSC for the benefit of Four Corners as may be appropriate, any and all proceedings at law, in equity or otherwise which Four Corners and its successors and assigns, may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Four Corners

Assets, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Four Corners Assets, and (c) do any and all such acts and things in furtherance of this Agreement as Four Corners or its successors or assigns shall deem advisable. WFSC hereby declares that the appointments hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of WFSC or its successors or assigns or by operation of law.
ARTICLE VII
MISCELLANEOUS
     7.1 Order of Completion of Transactions. The transactions provided for in Article II and Article III of this Agreement shall be completed on the Effective Date in the following order:
     First, the transactions provided for in Article II shall be completed in the order set forth therein; and
     Second, the transactions provided for in Article III shall be completed in the order set forth therein.
     7.2 Consents; Restriction on Assignment. If there are prohibitions against or conditions to the contribution and conveyance of one or more of the Four Corners Assets without the prior written consent of third parties, including, without limitation, governmental agencies (other than consents of a ministerial nature which are normally granted in the ordinary course of business), which if not satisfied would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate rights of Four Corners to whom the applicable Four Corners Assets were intended to be conveyed with respect to such portion of the Four Corners Assets (herein called a “Restriction”), then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to or interest in each such portion of the Four Corners Assets (herein called the “Restriction Asset”) pursuant to this Agreement shall not become effective unless and until such Restriction is satisfied, waived or no longer applies. When and if such a Restriction is so satisfied, waived or no longer applies, to the extent permitted by applicable Law and any applicable contractual provisions, the assignment of the Restriction Asset subject thereto shall become effective automatically as of the Effective Time, without further action on the part of any Party. Each of the applicable Parties that were involved with the conveyance of a Restriction Asset agree to use their reasonable best efforts to obtain on a timely basis satisfaction of any Restriction applicable to any Restriction Asset conveyed by or acquired by any of them. The description of any portion of the Four Corners Assets as a “Restriction Asset” shall not be construed as an admission that any Restriction exists with respect to the transfer of such portion of the Four Corners Assets. In the event that any Restriction Asset exists, the applicable Party agrees to continue to hold such Restriction Asset in trust for the exclusive benefit of the applicable Party to whom such Restriction Asset was intended to be conveyed and to otherwise use its reasonable best efforts to provide such other Party with the benefits thereof, and the party holding such Restriction Asset will enter into other agreements, or take such other action as it may deem necessary, in order to ensure that the applicable Party to whom such Restriction Asset was intended to be conveyed has the assets and concomitant rights necessary to enable the applicable Party to operate such Restriction Asset in all material respects as it was operated prior to the Effective Time.
     7.3 Costs. Four Corners shall pay all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith. In addition, Four Corners shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the satisfaction or waiver of any Restriction pursuant to Section 7.2 to the extent such Restriction was disclosed to Four Corners on or before the Effective Date.
     7.4 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively, and all such Schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
     7.5 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
     7.6 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     7.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
     7.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the Law of some other jurisdiction, wherein the interests are located, shall apply.

     7.9 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
     7.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the Four Corners Assets.
     7.11 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto and affected thereby.
     7.12 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

WILLIAMS FIELD SERVICES COMPANY, LLC, a Delaware limited liability company

By:

Name:
Title:

WILLIAMS FOUR CORNERS LLC, a Delaware limited liability company

By:

Name:
Title:

SCHEDULE 2.1
LIST OF FOUR CORNERS ASSETS
A. Four Corners Assets located in Colorado
Real Property, including fee, leasehold, easements, rights of way, permits, licenses, approvals and similar rights to land and improvements
Manzanares Gas Pipeline Gathering System located in La Plata County, Colorado.
Gathering and processing mainlines and loops
PLA-9 CDP (Central Delivery Point)
San Juan Conventional Gas Pipeline Gathering System located in La Plata County, Colorado.
Gathering and processing mainlines and loops
44 CANYON CDP (Central Delivery Point) – (inactive)
ARGENTA CDP
GIANT CDP (inactive)
MCKINZIE CDP (inactive)
SO UTE E CDP
SOUTH IGNACIO CDP
IGNACIO PLANT RECEIPT – meter station
TRUNK J – compressor station
IGNACIO – gas processing plant located in La Plata County, near Durango, Colorado.

B. Four Corners Assets located in New Mexico
Real Property, including fee, leasehold, easements, rights of way, permits, licenses, approvals and similar rights to land and improvements.
Manzanares Gathering Gas Pipeline System located in San Juan and Rio Arriba Counties, New Mexico
Gathering and processing mainlines and loops
29-6 #2 CDP (Central Delivery Point)
29-6-#3 CDP
29-6 #4 CDP
29-7 #1 CDP
30-5 #1 CDP
31-6 #1 CDP
32-7 #1 CDP
32-8 #1 CDP
32-8 #2 CDP
32-8 #3 CDP
32-9 CDP
ANIMAS (TRUNK X) CDP (retired – partially dismantled)
AZTEC CDP
CARRACAS CDP
CEDAR HILL CDP
COTTONWOOD CDP (retired)
DECKER JUNCTION CDP
EAST NEBU CDP
FRAZIER CDP
HORSE CANYON CDP
MANZANARES CDP
MIDDLE MESA CDP
NAVAJO CDP
PRIMO CDP
PUMP MESA CDP
SIMS MESA CDP
31-6 WPX — compressor station
AZTEC — compressor station
EL CEDRO — compressor station
KERNAGHAN #B-8 — compressor station (retired)
MIRANDA — compressor station
PRITCHARD — compressor station
TRUNK A — compressor station
TRUNK B — compressor station
TRUNK C — compressor station

LA MAQUINA — meter station
PUMP CANYON DELIVERY — meter station
ESPERANZA — gas treating plant located in Rio Arriba County, New Mexico

MILAGRO — gas treating plant located in San Juan County, New Mexico
San Juan Gas Pipeline Gathering System located in San Juan and Rio Arriba Counties, New Mexico
Gathering and processing mainlines and loops
ROSA #1 CDP (Central Delivery Point)
TEXAKOMA CDP
TRUNK E CDP
TRUNK M CDP
GALLEGOS CANYON — compressor station
GARDNER N-30 — compressor station
HART CANYON — compressor station (retired)
JVA — compressor station (inactive)
LA JARA — compressor station
LAGUNA SECA — compressor station
LATERAL H-21 — compressor station
MARTINEZ DRAW — compressor station
OJITO — compressor station
QUINTANA MESA — compressor station
TRUNK F — compressor station
TRUNK G — compressor station
TRUNK L — compressor station
TRUNK M — compressor station
TRUNK N — compressor station
BMG SAN JUAN — meter station
C13 IGNACIO to MANZANARES — meter station
C5 CONVENTIONAL to MND — meter station
CONV N to MANZ B — meter station
COX OFFLOAD (Exchange Out) — meter station
S86 & TRUNK N to TRUNK S CHECK — meter station
TAPOCITOS EXCHANGE POINT — meter station (inactive)
TENNACO HANSON WELLS — meter station (retired)
TRUNK S – ANNUBAR CHECK — meter station
UNIVERSAL RESOURCES-GRIGSBY WELLS — meter station (retired)
Central dehydrators at Ojito station

Torre Alta Gas Pipeline Gathering System located in San Juan and Rio Arriba Counties, New Mexico
Gathering and processing mainlines and loops
A RIDGE CDP (Central Delivery Point)
FARNSWORTH CDP
MARCUS CDP
BALLARD — compressor station
BLANCO — compressor station
CHACO — compressor station
COYOTE SPRINGS — compressor station
CRANDELL — compressor station
CROUCH MESA — compressor station
DOGIE — compressor station
FIVE POINTS — compressor station
GLADE — compressor station
HAMPTON — compressor station
HARE — compressor station
HONOLULU — compressor station
HORTON — compressor station
HUERFANO — compressor station (inactive)
K-LEASE — compressor station
K-WELL — compressor station
KEBLAH — compressor station
LACOSA — compressor station
LAWSON STRADDLE — compressor station
LOS MESTENIOS — compressor station
MERIDIAN #5 — compressor station (retired)
NORTH CRANDELL — compressor station
PIPKIN — compressor station
RICHARDSON STRADDLE — compressor station
SIMPSON — compressor station
SNOWSHOE STRADDLE — compressor station
THOMPSON — compressor station
WEST KUTZ — compressor station (retired)
WILD HORSE — compressor station
BARKER DOME/KUTZ CHECK — meter station (retired)
BLANCO-HARE to KEBLAH — meter station
BLANCO-HARE to KUTZ — meter station
CHACO/KEBLAH to KUTZ II — meter station
CHACO/KUTZ I — meter station
CHACO/KUTZ I BYPASS — meter station

FARMINGTON BORDER STATION 2 — meter station (inactive)
GREER JICARILLA SALES POINT — meter station (retired)
JICARILLA MAINLINE — meter station
LA MANGA — meter station
LARGO GATHERING SYSTEM CHECK — meter station
LINDA NYE #1 to PNM CHECK — meter station
LOWERY GATHERING CHECK — meter station
MCCRODEN CHECK — meter station
SHIPROCK MAKE UP — meter station (retired)
KUTZ — gas processing plant located in Bloomfield, New Mexico
LYBROOK — gas processing plant located in Lybrook, New Mexico
C. Miscellaneous
1. Any and all buildings and improvements; meter and regulating equipment, inventory and facilities; compressor and meter equipment portable equipment and tools; boilers and associated equipment; water treating equipment; cooling towers; telecommunication facilities and equipment; machinery; equipment; pipe and pipe racks; steel; tools; parts inventory; separators and scrubbers; debutanizers; depropanizers; stablizers; demethanizers; generators; dehydrators; rectifiers; storage and processing tanks; cathodic protection devices; tanks, reservoirs and pits; pig assemblies and equipment; pumps, drivers and motors; fire and safety equipment; gas analyzing equipment; telemetering equipment; office buildings, equipment and furnishings; computer software, hardware and infrastructure; gas control system; vehicles; and all other tangible personal property owned by WFS and located in the states of Colorado and New Mexico.
2. All gas gathering, processing, dehydrating and treating agreements, contracts, operating agreements, and other legally binding rights and obligations of WFS related to services to be provided by WFS at facilities owned and operated in the states of Colorado and New Mexico.
3. All permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted to WFS or its respective predecessors in interest to the extent the same are assignable and which relate to WFS’ services to be provided by WFS at facilities owned and operated in the states of Colorado and New Mexico.
D. Contracts
1. Every contract, agreement or other arrangement or understanding of any kind relating to the operation of the foregoing facilities and pipelines described in this Schedule 2.1, including, without limitation, the Material Contracts listed on Disclosure Schedule 3.13 of the Purchase and Sale Agreement, dated April 6, 2006, by and among Williams Energy Services, LLC, Williams Field Services Group, LLC, Williams Field Services Company, LLC, Williams Partners GP LLC, Williams Partners L.P. and Williams Partners Operating LLC.

SCHEDULE 2.2
LIST OF EXCLUDED ASSETS
1.	An approximate 21.65 acre parcel of land and appurtenances formerly referred to as the Ignacio Field Office, located in the Northeast quarter of the Northwest quarter of Section 17-T33N-R7W, LaPlata County, Colorado.
2.	All assets that formed a part of the former La Maquina treating plant, and related facilities and equipment located upon an approximate 56.48 acre parcel of land located in Sections 27 and 28 in T31N, R10W, San Juan County, New Mexico.